Exhibit 99.1

GUARANTY BANCORP
AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF
GUARANTY BANCORP AS OF DECEMBER 31, 2017 AND 2016 AND FOR EACH OF THE
YEARS IN THE THREE YEAR PERIOD ENDING DECEMBER 31, 2017

GUARANTY BANCORP
Denver, Colorado
FINANCIAL STATEMENTS
December 31, 2017 and 2016

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders
Guaranty Bancorp
Denver, Colorado

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Guaranty Bancorp and Subsidiaries (the "Company") as of December 31, 2017 and 2016, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively referred to as the "financial statements"). We also have audited the Company’s internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control – Integrated Framework: (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2017 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control – Integrated Framework: (2013) issued by COSO.

Basis for Opinions

The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s financial statements and an opinion on the Company’s internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the financial statements included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

As permitted, the Company has excluded the operations of Castle Rock Bank Holding Company acquired during 2017, which is described in Note 3 of the consolidated financial statements, from the scope of management’s report on internal control over financial reporting. As such, it has also been excluded from the scope of our audit of internal control over financial reporting.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Crowe LLP

We have served as the Company’s auditors since 2007.

Oak Brook, Illinois
February 28, 2018

GUARANTY BANCORP AND SUBSIDIARIES
Consolidated Balance Sheets

	December 31,	December 31,
	2017	2016
	(In thousands, except share and per share data)
Assets
Cash and due from banks	$51,553	$50,111
Time deposits with banks	254	254
Securities available for sale, at fair value	329,977	324,228
Securities held to maturity (fair value of $257,665 and $239,404
at December 31, 2017 and December 31, 2016)	259,916	243,979
Bank stocks, at cost	24,419	22,649
Total investments	614,312	590,856
Loans held for sale	1,725	4,129
Loans, held for investment, net of deferred fees and costs	2,805,663	2,515,009
Less allowance for loan losses	(23,250)	(23,250)
Net loans, held for investment	2,782,413	2,491,759
Premises and equipment, net	65,874	67,390
Other real estate owned and foreclosed assets	761	569
Goodwill	65,106	56,404
Other intangible assets, net	14,441	15,317
Bank-owned life insurance	78,573	65,538
Other assets	23,878	24,100
Total assets	$3,698,890	$3,366,427
Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing demand	$939,550	$916,632
Interest-bearing demand and NOW	813,882	767,523
Money market	527,621	484,664
Savings	201,687	164,478
Time	458,887	365,787
Total deposits	2,941,627	2,699,084
Securities sold under agreement to repurchase	44,746	36,948
Federal Home Loan Bank line of credit borrowing	157,444	124,691
Federal Home Loan Bank term notes	70,000	72,477
Subordinated debentures, net	65,065	64,981
Interest payable and other liabilities	15,109	15,868
Total liabilities	3,293,991	3,014,049
Stockholders’ equity:
Common stock (1)	32	31
Additional paid-in capital - common stock	859,509	832,067
Accumulated deficit	(343,383)	(367,944)
Accumulated other comprehensive loss	(4,694)	(6,726)
Treasury stock, at cost, 2,421,208 and 2,361,882 shares, respectively	(106,565)	(105,050)
Total stockholders’ equity	404,899	352,378
Total liabilities and stockholders’ equity	$3,698,890	$3,366,427

(1)
Common stock—$0.001 par value; 40,000,000 shares authorized; 31,643,472 shares issued and 29,222,264 shares outstanding at December 31, 2017 (including 434,149 shares of unvested restricted stock); 40,000,000 shares authorized; 30,695,886 shares issued and 28,334,004 shares outstanding at December 31, 2016 (including 513,187 shares of unvested restricted stock).

See “Notes to Consolidated Financial Statements.”

GUARANTY BANCORP AND SUBSIDIARIES
Consolidated Income Statements

	Year Ended December 31,
	2017	2016	2015
	(In thousands, except share and per share data)
Interest income:
Loans, including costs and fees	$118,674	$87,249	$70,188
Investment securities:
Taxable	9,264	7,625	8,325
Tax-exempt	4,933	3,683	2,852
Dividends	1,290	1,063	959
Federal funds sold and other	141	233	6
Total interest income	134,302	99,853	82,330
Interest expense:
Deposits	7,344	4,859	3,207
Securities sold under agreement to repurchase	71	52	45
Borrowings	2,648	2,549	1,285
Subordinated debentures	3,440	2,005	814
Total interest expense	13,503	9,465	5,351
Net interest income	120,799	90,388	76,979
Provision for loan losses	992	143	96
Net interest income, after provision for loan losses	119,807	90,245	76,883
Noninterest income:
Deposit service and other fees	13,951	10,447	8,941
Investment management and trust	6,005	5,452	5,189
Increase in cash surrender value of life insurance	2,559	2,005	1,758
Gain (loss) on sale of securities	(6)	(73)	132
Gain on sale of SBA loans	1,256	873	824
Other	1,679	553	336
Total noninterest income	25,444	19,257	17,180
Noninterest expense:
Salaries and employee benefits	46,762	40,946	33,564
Occupancy expense	6,664	5,887	6,312
Furniture and equipment	3,898	3,070	3,007
Amortization of intangible assets	2,745	1,557	1,981
Other real estate owned, net	174	31	80
Insurance and assessments	2,666	2,314	2,398
Professional fees	4,129	3,639	3,220
Impairment of long-lived assets	394	185	122
Other general and administrative	19,363	15,158	9,655
Total noninterest expense	86,795	72,787	60,339
Income before income taxes	58,456	36,715	33,724
Income tax expense	19,832	11,988	11,270
Net income	$38,624	$24,727	$22,454

Earnings per common share–basic:	$1.38	$1.06	$1.07
Earnings per common share–diluted:	1.36	1.05	1.06
Dividends declared per common share:	0.50	0.46	0.40

Weighted average common shares outstanding-basic:	28,056,588	23,267,108	21,065,590
Weighted average common shares outstanding-diluted:	28,343,687	23,559,947	21,272,336

See “Notes to Consolidated Financial Statements.”

GUARANTY BANCORP AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income

	Year Ended December 31,
	2017	2016	2015
	(In thousands)
Net income	$38,624	$24,727	$22,454
Change in net unrealized gains (losses) on available for sale securities during the period excluding the change attributable to
available for sale securities reclassified to held to maturity	1,868	(4,304)	(1,971)
Income tax effect	(710)	1,636	750
Change in unamortized loss on available for sale securities
reclassified into held to maturity securities	486	504	427
Income tax effect	(185)	(192)	(162)
Reclassification adjustment for net losses (gains) included
in net income during the period	6	73	(132)
Income tax effect	(2)	(28)	50
Change in fair value of derivatives during the period	136	(296)	(1,250)
Income tax effect	(52)	113	475
Reclassification adjustment of losses on derivatives
during the period	783	925	218
Income tax effect	(298)	(352)	(83)
Other comprehensive income (loss)	2,032	(1,921)	(1,678)
Total comprehensive income	$40,656	$22,806	$20,776

See “Notes to Consolidated Financial Statements”

GUARANTY BANCORP AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity

	Common Stock Shares Outstanding	Common Stock and Additional Paid-in Capital	Treasury Stock	Accumulated Deficit	Accumulated Other Comprehensive Loss	Totals

Balance, January 1, 2015	21,628,873	$709,365	$(103,127)	$(396,172)	$(3,127)	$206,939
Net income	-	-	-	22,454	-	22,454
Other comprehensive loss	-	-	-	-	(1,678)	(1,678)
Stock compensation awards, net of forfeitures	115,690	-	-	-	-	-
Stock based compensation, net	-	2,739	-	-	-	2,739
Tax effect of restricted stock vestings	-	230	-	-	-	230
Repurchase of common stock	(39,711)	-	(616)	-	-	(616)
Dividends paid ($0.40 paid per share)	-	-	-	(8,429)	-	(8,429)
Balance, December 31, 2015	21,704,852	$712,334	$(103,743)	$(382,147)	$(4,805)	$221,639

Net income	-	-	-	24,727	-	24,727
Other comprehensive loss	-	-	-	-	(1,921)	(1,921)
Issuance of common stock for acquisition of Home
State Bancorp net of issuance costs	6,533,756	116,643	-	-	-	116,643
Stock compensation awards, net of forfeitures	169,534	-	-	-	-	-
Stock based compensation, net	-	3,121	-	-	-	3,121
Repurchase of common stock	(74,138)	-	(1,307)	-	-	(1,307)
Dividends paid ($0.46 paid per share)	-	-	-	(10,524)	-	(10,524)
Balance, December 31, 2016	28,334,004	$832,098	$(105,050)	$(367,944)	$(6,726)	$352,378

Net income	-	-	-	38,624	-	38,624
Other comprehensive income	-	-	-	-	2,032	2,032
Issuance of common stock for acquisition of Castle
Rock Bank Holding Company	840,629	24,420				24,420
Stock compensation awards, net of forfeitures	106,957	-	-	-	-	-
Stock based compensation, net	-	3,023	-	-	-	3,023
Repurchase of common stock	(59,326)	-	(1,515)	-	-	(1,515)
Dividends paid ($0.50 paid per share)	-	-	-	(14,063)	-	(14,063)
Balance, December 31, 2017	29,222,264	$859,541	$(106,565)	$(343,383)	$(4,694)	$404,899

See “Notes to Consolidated Financial Statements.”

GUARANTY BANCORP AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	Year Ended December 31,
	2017	2016	2015
	(In thousands)
Cash flows from operating activities:
Net income	$38,624	$24,727	$22,454
Reconciliation of net income to net cash from operating activities:
Depreciation and amortization	5,716	4,270	4,728
Net amortization (accretion) on investment and loan portfolios	(953)	872	530
Provision for loan losses	992	143	96
Impairment of long-lived assets	394	185	122
Stock compensation, net	3,023	3,121	2,739
Dividends on bank stocks	(434)	(521)	(504)
Increase in cash surrender value of life insurance	(2,164)	(1,629)	(1,453)
Net gain on sale of securities and SBA loans	(1,250)	(800)	(956)
Landlord cash allowance	-	-	934
Loss (gain) on the sale of other assets	(271)	345	18
Origination of SBA loans with intent to sell	(8,455)	(12,990)	(6,538)
Proceeds from the sale of SBA loans originated with intent to sell	13,795	10,587	8,038
Loss, net, and valuation adjustments on real estate owned	160	105	42
Net change in:
Interest receivable and other assets	1,035	(282)	(969)
Net deferred income tax assets	1,723	(360)	4,105
Interest payable and other liabilities	(91)	977	47
Net cash from operating activities	51,844	28,750	33,433
Cash flows from investing activities:
Activity in available for sale securities:
Sales, maturities, prepayments and calls	125,234	411,461	61,276
Purchases	(91,934)	(152,650)	(22,561)
Activity in held to maturity securities and bank stocks:
Maturities, prepayments and calls	25,443	29,599	19,047
Purchases	(43,052)	(60,639)	(35,320)
Loan originations, net of principal collections	(122,461)	(142,268)	(224,202)
Loan purchases	(98,940)	(109,519)	(50,111)
Redemption of time deposits with banks	-	250	-
Purchase of bank-owned life insurance contracts	(7,500)	(15,000)	(5,000)
Proceeds from sale of other assets	1,463	2,204	1,293
Proceeds from sales of other real estate owned and foreclosed assets	514	45	1,427
Proceeds from sale of SBA and other loans transferred to held for sale	3,939	229	589
Additions to premises and equipment	(1,549)	(1,464)	(5,136)
Cash paid in acquisition, net of cash received	21,717	(23,915)	(1,457)
Net cash from investing activities	(187,126)	(61,667)	(260,155)
Cash flows from financing activities:
Net change in deposits	114,160	127,561	116,521
Repayment of Federal Home Loan Bank term notes	(2,409)	(50,026)	-
Net change in borrowings on Federal Home Loan Bank line of credit	32,753	(63,208)	45,547
Proceeds from Federal Home Loan Bank term notes	-	25,000	75,000
Proceeds from issuance of subordinated debt, net of issuance costs	-	39,170	-
Cash dividends on common stock	(14,063)	(10,524)	(8,429)
Net change in repurchase agreements and federal funds purchased	7,798	(9,515)	(7,031)

GUARANTY BANCORP AND SUBSIDIARIES
Consolidated Statements of Cash Flows

	Year Ended December 31,
	2017	2016	2015
	(In thousands)
Repurchase of common stock	(1,515)	(1,307)	(616)
Payment of stock issuance costs related to acquisition	-	(834)	-
Net cash from financing activities	136,724	56,317	220,992
Net change in cash and cash equivalents	1,442	23,400	(5,730)
Cash and cash equivalents, beginning of period	50,111	26,711	32,441
Cash and cash equivalents, end of period	$51,553	$50,111	$26,711

Supplemental disclosure of cash flow activity:
Interest paid on deposits and borrowed funds	$13,731	$8,312	$5,484
Income taxes paid	15,983	12,653	7,262
Supplemental disclosure of noncash activities:
Common stock issued in acquisition	24,420	117,477	-
Loans transferred to other real estate owned and foreclosed assets	113	-	-
Real estate transferred to held for sale	4,278	-	-
Reclassification of available for sale securities into held to maturity	-	63,432	49,084
See Footnote 3 for breakout of acquisition purchase price

See “Notes to Consolidated Financial Statements.”

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(1)	Organization

Guaranty Bancorp is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and headquartered in Colorado.
The Company’s principal business is to serve as a holding company for its wholly owned bank subsidiary, Guaranty Bank and Trust Company, referred to as the “Bank”.

References to the “Company,” “us,” “we,” and “our” refer to Guaranty Bancorp on a consolidated basis. References to “Guaranty Bancorp” or to the “holding company” refer to the parent company on a stand-alone basis.

(2)	Summary of Significant Accounting Policies

(a)	Nature of Operations and Principles of Consolidation

The Bank is a full-service community bank offering an array of banking products and services to the communities it serves along the Front Range of Colorado including accepting time and demand deposits and originating commercial loans, commercial and residential real estate loans, Small Business Administration (“SBA”) guaranteed loans and consumer loans. The Bank, together with its wholly owned subsidiary Private Capital Management, LLC (“PCM”), provides wealth management services, including private banking, investment management and trust services. On April 3, 2017, Cherry Hills Investment Advisors, Inc. (“CHIA”), a previously wholly owned subsidiary of the Bank, was consolidated into PCM. Substantially all of the Bank’s loans are secured by specific items of collateral, including business assets, commercial and residential real estate, which include land or improved land and consumer assets. There are no significant concentrations of loans to any one industry or customer. On September 8, 2016, the Company completed the acquisition of Home State Bancorp (“Home State”), based in Loveland, Colorado, in exchange for a combination of Company stock and cash. The transaction enhanced the Company’s balance sheet liquidity and supports the Company’s objective of serving the banking needs of northern Colorado business and consumer customers. On October 27, 2017, the Company completed the acquisition of Castle Rock Bank Holding Company (“Castle Rock”), based in Castle Rock, Colorado in exchange for Company stock. Similar to the Home State acquisition, the Castle Rock acquisition enhanced the Company’s liquidity and grew market share in Douglas County, Colorado.

The accounting and reporting policies of the Company conform to generally accepted accounting principles in the United States of America. All material intercompany balances and transactions have been eliminated in consolidation. The Company’s financial statements reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of its financial position and results of operations for the periods presented. All such adjustments are of a normal and recurring nature. Subsequent events have been evaluated through the date of financial statement issuance.

(b)	Business Combinations

The Company accounts for acquisitions of businesses using the acquisition method of accounting. Under the acquisition method, assets acquired and liabilities assumed are recorded at their estimated fair value upon the date of acquisition. Management utilizes various valuation techniques including discounted cash flow analyses to determine the fair values of assets acquired and liabilities assumed. Any excess of purchase price over amounts allocated to the acquired assets, including identifiable intangible assets, and liabilities assumed is recorded as goodwill.

(c)	Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the dates of the consolidated balance sheets and income and expense for the periods presented. Actual results could differ significantly from those estimates.

(d)	Cash Flows

Cash and cash equivalents on the Company’s consolidated balance sheets include cash-on-hand, balances due from banks and interest-bearing deposits in other financial institutions that have an original maturity of three months or less and

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

are carried at cost. Net cash flows are reported for customer loan and deposit transactions, interest-bearing deposits in other financial institutions, short-term borrowings, federal funds purchased and repurchase agreements.

(e)	Time Deposits with Banks

The Company may invest in short term, fully insured time deposits with other banks.

(f)	Securities

Securities are classified as held to maturity and carried at amortized cost when management has the positive intent and ability to hold them to maturity. Securities not classified as held to maturity are classified as available for sale. Securities available for sale are carried at fair value, with unrealized gains and losses reported in other comprehensive income, net of tax.

Interest income includes amortization of purchase premium or discount. Premiums and discounts on securities are amortized according to the effective interest method without anticipating prepayments, except for mortgage-backed securities where prepayments are anticipated. Gains and losses on sales are recorded on the trade date and determined using the specific identification method.

Management evaluates securities for other-than-temporary impairment (“OTTI”) on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. For securities in an unrealized loss position, management considers the extent and duration of the unrealized loss and the financial condition and near-term prospects of the issuer. Management also assesses whether it intends to sell, or more likely than not will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the entire difference between amortized cost and fair value is recognized as an impairment to earnings.

The investments in bank stocks are reviewed by management quarterly for potential OTTI. This quarterly review considers the credit quality of the institution, the institution’s ability to repurchase shares and the Company’s carrying value in the shares relative to book value. Based on these reviews, management concluded that there was no impairment during 2017, 2016 and 2015.

(g)	Loans and Loan Commitments

The Company extends commercial, real estate and consumer loans to customers. A substantial portion of the loan portfolio consists of commercial and real estate loans throughout the Front Range of Colorado. The ability of the Company’s borrowers to honor their loan contracts is generally dependent upon the real estate and general economic conditions prevailing in Colorado, among other factors.

Loans acquired in a business combination, that on the date of acquisition reflected evidence of credit deterioration since origination and for which collection of all contractually required payments was not probable, were designated as purchased credit impaired or “PCI” loans. In the September 8, 2016 Home State transaction, the Company designated $2,108,000 of loans as PCI. In the October 27, 2017 Castle Rock transaction, the Company designated $1,283,000 of loans as PCI. As of December 31, 2017, $1,622,000 in PCI loans remained in the Company’s loan portfolio. Loans not designated as PCI (“Non-PCI” loans) comprise the significant majority of the Company’s loan portfolio and consist of internally originated loans in addition to acquired loans. Acquired Non-PCI loans were designated as such as of the date of acquisition for one or both of the following reasons: (1) management considered the collection of all contractually required payments probable, and (2) the loan demonstrated no evidence of credit deterioration since origination.

Loans that management has the intent and ability to hold for the foreseeable future, or until maturity or payoff, are reported at their outstanding unpaid principal balances, adjusted for charge-offs, the allowance for loan losses, acquisition-related discounts and any deferred fees or costs. Acquired loans are recorded upon acquisition at fair value, with no associated allowance for loan loss. However, if subsequent to acquisition the credit quality of an acquired loan deteriorates, an allowance may be required. Accounting for loans is performed consistently across all portfolio segments and classes.

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

A portfolio segment is defined in accounting guidance as the level at which an entity develops and documents a systematic methodology to determine its allowance for loan losses. A class is defined in accounting guidance as a group of loans having similar initial measurement attributes, risk characteristics and methods for monitoring and assessing risk.

Interest income is accrued on the unpaid principal balance of the Company’s loans. Loan origination fees, net of direct origination costs, are deferred and recognized as an adjustment to the related loan yield using the effective interest method without anticipating prepayments. Purchase discount or premium on acquired, Non-PCI loans is recognized as an adjustment to interest income over the contractual life of such loans using the effective interest method, or taken into income when the related loans are paid off or sold. With respect to PCI loans, the “accretable yield”, calculated as the excess of undiscounted expected cash flows over the present value of expected cash flows, is accreted into income over the term of the loan assuming the amount and timing of cash flows are reasonably estimable.

The accrual of interest on loans is discontinued (and the loan is put on nonaccrual status) at the time the loan is 90 days past due unless the loan is well secured and in process of collection. The time at which a loan enters past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off prior to the date on which they would otherwise enter past due status if collection of principal or interest is considered doubtful. The interest on a nonaccrual loan is accounted for using the cost-recovery or cash-basis method, until the loan qualifies for a return to the accrual-basis method. Under the cost-recovery method, interest income is not recognized until the loan balance is reduced to zero, with payments received being applied first to the principal balance of the loan. Under the cash-basis method, interest income is recognized when the payment is received in cash. A loan is returned to accrual status after the delinquent borrower’s financial condition has improved, when all the principal and interest amounts contractually due are brought current and when the likelihood of the borrower making future timely payments is reasonably assured.

Financial instruments include off‑balance sheet credit instruments, such as commitments to make loans and commercial letters of credit issued to meet customer financing needs. The face amount of each item represents the Company’s total exposure to loss with respect to the item before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

(h)	Allowance for Loan Losses and Allowance for Unfunded Commitments

The allowance for loan losses or “the allowance” is a valuation allowance for probable incurred loan losses and is reported as a reduction of outstanding loan balances.

Management evaluates the amount of the allowance on a regular basis based upon its periodic review of the collectability of the Company’s loans. Factors affecting the collectability of the loans include the nature and volume of the loan portfolio, adverse situations that may affect borrowers’ ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available. Management maintains the allowance at a level that it deems appropriate to adequately provide for probable incurred losses in the loan portfolio and other extensions of credit. The Company’s methodology for estimating the allowance is consistent across all portfolio segments and classes of loans.

Loans deemed to be uncollectable are charged-off and deducted from the allowance. The Company’s loan portfolio primarily consists of non-homogeneous commercial and real estate loans where charge-offs are considered on a loan-by-loan basis based on the facts and circumstances, including management’s evaluation of collateral values in comparison to book values on collateral-dependent loans. Charge-offs on smaller balance unsecured homogenous type loans such as overdrafts and ready reserves are recognized by the time the loan in question is 90 days past due. The provision for loan losses and recoveries on loans previously charged-off are added to the allowance.

The allowance consists of both specific and general components. The specific component relates to loans that are individually classified as impaired. All loans are subject to individual impairment evaluation should the pertinent facts and circumstances suggest that such evaluation is necessary. Factors considered by management in determining impairment include the loan’s payment status and the probability of collecting scheduled principal and interest payments

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

when they become due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the original underlying loan agreement. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. If a loan is impaired, a portion, if any, of the allowance is allocated so that the loan is reported at the present value of estimated future cash flows using the loan’s original contractual rate or at the fair value of collateral, less estimated selling costs, if repayment is expected solely from collateral. Troubled debt restructurings (“TDRs”) are separately identified for impairment disclosures. If a TDR is considered to be a collateral-dependent loan, impairment of the loan is measured using the fair value of the collateral, less estimated selling costs. Likewise, if a TDR is not collateral-dependent, impairment is measured by the present value of estimated future cash flows using the loan’s effective rate at inception. For TDRs that subsequently default, the Company determines the amount of reserve in accordance with its accounting policy for the allowance.

The general component of the allowance covers all other loans not specifically identified as impaired and is determined by calculating losses recognized by portfolio segment during the current credit cycle and adjusted based on management’s evaluation of various qualitative factors. In performing this calculation, loans are aggregated into one of three portfolio segments: Real Estate, Consumer and Commercial & Other. An assessment of risks impacting loans in each of these portfolio segments is performed, and qualitative adjustment factors, which will adjust the historical loss rate, are estimated. These qualitative adjustment factors consider current conditions relative to conditions present throughout the current credit cycle in the following areas: credit quality, loan class concentration levels, economic conditions, loan growth dynamics and organizational conditions. The historical loss experience is adjusted for management’s estimate of the impact of these factors based on the risks present for each portfolio segment.

The Company recognizes a liability in relation to unfunded commitments that is intended to represent the estimated future losses on commitments. In calculating the amount of this liability, management considers the amount of the Company’s off-balance sheet commitments, estimated utilization factors and loan specific risk factors. The Company’s liability for unfunded commitments is calculated quarterly and the liability is included under “other liabilities” in the consolidated balance sheet.

(i)	Loans Held for Sale

Particular loans may be considered “held for sale” as of the Company’s balance sheet date. The Company routinely sells SBA guaranteed loans, and historically has designated select classified or nonaccrual loans as held-for-sale as part of its strategy to dispose of these non-earning assets. Once the decision is made to sell a loan, the loan is designated as held for sale and carried at the lower of cost or fair value, with any required write-down being taken at the time of the reclassification.

(j)	Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

(k)	Other Real Estate Owned and Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. If the asset’s fair value declines subsequent to the asset’s acquisition, a valuation allowance is recorded through expense. Operating revenues and expenses of these assets and reductions in the fair value of the assets are included in noninterest expense. Gains and losses on their disposition are also included in noninterest expense.

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(l)	Premises and Equipment

Land is carried at cost. Buildings, equipment and software are carried at cost, less accumulated depreciation and amortization computed on the straight-line method over the useful life of the asset. Leasehold improvements are depreciated over the shorter of their estimated useful life or the lease term. Buildings and leasehold improvements carry an estimated useful life of five to 40 years and equipment and software carry an estimated useful life of one to 15 years. Repairs and maintenance are charged to noninterest expense as incurred.

(m)	Bank Stocks

The Bank is a member of the Federal Home Loan Bank (FHLB) system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. The Bank also owns Federal Reserve Bank (FRB) stock, Bankers’ Bank of the West (BBW) stock and Pacific Coast Bankers’ Bank (PCBB) stock. FHLB, FRB, BBW and PCBB stock is carried at cost, classified as a restricted security, and periodically reviewed for impairment based on the likelihood of ultimate recovery of par value. Both cash and stock dividends are reported as income.

(n)	Goodwill and Other Intangible Assets

Goodwill was recorded in both the Home State and Castle Rock transactions and represents the excess of the purchase price over the fair value of acquired tangible assets and identifiable intangible assets less liabilities. Goodwill is assessed at least annually for impairment and any such impairment is recognized in the period identified.

Intangible assets acquired in a business combination are amortized over their estimated useful lives to their estimated residual values and evaluated for impairment whenever changes in circumstances indicate that such an evaluation is necessary.

Core deposit intangible assets (“CDI assets”) are recognized at the time of their acquisition based on valuations prepared by independent third parties or other estimates of fair value. In preparing such valuations, management considers variables such as deposit servicing costs, attrition rates and market discount rates. CDI assets are amortized to expense over their useful lives, ranging from 10 years to 15 years.

Customer relationship intangible assets are recognized at the time of their acquisition based upon management’s estimate of their fair value. In preparing their valuation, management considers variables such as growth in existing customer base, attrition rates and market discount rates. The customer relationship intangible assets are amortized to expense over their estimated useful life, which has been estimated to be 10 years.

(o)	Impairment of Long-Lived Assets

Long-lived assets, such as premises and equipment, and finite-lived intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The recoverability of assets to be held and used is measured by a comparison of the carrying value of the asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying value of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized by the amount by which the carrying value of the asset exceeds the fair value of the asset, less costs to sell.

Assets to be disposed of are reported at the lower of their carrying value or fair value less costs to sell, classified as held for sale and moved into other assets. At the time of the transfer into held for sale depreciation is suspended. During 2017, the Company recognized $394,000 in impairment charges on three properties acquired in the Home State transaction and designated as held for sale during the year. During 2016, the Company recognized an impairment charge of $185,000 on a long-lived asset. During 2015 the Company recognized $122,000 in impairment charges on the sale of a former branch facility.

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(p)	Derivative Instruments

The Company records all derivatives on its consolidated balance sheet at fair value. At the inception of a derivative contract, the Company designates the derivative as one of three types based on the Company’s intentions and belief as to the derivative’s likely effectiveness as a hedge. These three types are (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“fair value hedge”), (2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow hedge”), or (3) an instrument with no hedging designation (“stand-alone derivative”). To date, the Company has entered into cash flow hedges and stand-alone derivative agreements but has not entered into any fair value hedges. For a cash flow hedge, the gain or loss on the derivative is reported in other comprehensive income and is reclassified into earnings in the same periods during which the hedged transaction impacts earnings. Any portion of the cash flow hedge not deemed highly effective in hedging the changes in expected cash flows of the hedged item is recognized immediately in current earnings. Changes in the fair value of derivatives that do not qualify for hedge accounting are reported currently in earnings, as noninterest income.

The Company formally documents the relationship between derivatives and hedged items, as well as the risk-management objective and the strategy for undertaking hedge transactions, at the inception of the derivative contract. This documentation includes linking cash flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the hedge is highly effective in offsetting changes in cash flows of the hedged items.

(q)	Stock Incentive Plan

The Company’s Amended and Restated 2005 Stock Incentive Plan (the “Incentive Plan”) provided for the grant of equity-based awards representing up to a total of 1,700,000 shares of voting common stock to key employees, nonemployee directors, consultants and prospective employees. The Incentive Plan expired by its terms on April 4, 2015. At the Company’s annual meeting of stockholders on May 5, 2015, the Company’s stockholders approved the Guaranty Bancorp 2015 Long-Term Incentive Plan (the “2015 Plan”), which had been previously approved by the Company’s Board of Directors. The 2015 Plan provides for the grant of stock options, stock awards, stock unit awards, performance stock awards, stock appreciation rights, and other equity-based awards representing up to a total of 935,000 shares of voting common stock to key employees, nonemployee directors, consultants and prospective employees. All awards issued under the Incentive Plan will remain outstanding in accordance with their terms despite the expiration of the Incentive Plan; however, any awards granted subsequent to the expiration of the Incentive Plan have been, and will continue to be, issued under the 2015 Plan. As of December 31, 2017 there were 619,819 shares remaining available for grant under the 2015 Plan.

As of December 31, 2017, the Company had granted stock awards under both the Incentive Plan and the 2015 plan. The Company recognizes stock compensation expense for services received in a share-based payment transaction over the requisite service period, generally defined as the vesting period. For awards with graded vesting, compensation cost is recognized on a straight-line basis over the requisite service period for the entire award. The compensation cost of employee and director services received in exchange for stock awards is based on the grant date fair value of the award, as determined by quoted market prices. Stock compensation expense is recognized using an estimated forfeiture rate, adjusted as necessary to reflect actual forfeitures. The Company has issued stock awards that vest based on the passage of time over service periods of one to five years (in some cases vesting in annual installments, in other cases cliff vesting at the end of the service period), and other stock awards that vest contingent upon the satisfaction of certain performance conditions. The last date on which outstanding performance stock awards may vest is February 15, 2020. Compensation cost related to the performance stock awards is recognized based on an evaluation of expected financial performance in comparison to established criteria. Should expectations of the Company’s future financial performance change, expense to be recognized in future periods could be impacted.

(r)	Stock Repurchase Plan

On February 12, 2018, the Company’s Board of Directors authorized the extension of the expiration date of the Company’s share repurchase program originally announced in April 2014. Due to previous extensions the program was scheduled to expire on April 2, 2018, however, this most recent extension extends the expiration date of the repurchase program through April 2, 2019. Pursuant to the program, the Company may repurchase up to 1,000,000 shares of its

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

voting common stock, par value $0.001 per share. As of the date of this filing, the Company had not repurchased any shares under the program.

(s)	Bank-Owned Life Insurance

The Bank has life insurance policies on certain key executives and former key executives. Bank-owned life insurance (“BOLI”) is recorded at the amount that can be realized under the insurance contract at the balance sheet date, which is the cash surrender value adjusted for other charges or other amounts likely due at settlement.

(t)	Income Taxes

Income tax expense is the total of the current year’s income tax payable or refundable and the increase or decrease in deferred tax assets and liabilities. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period of the enactment date. During 2017 the President of the United States signed the 2017 Tax Cuts and Jobs Act (“the Tax Act”) which reduced the statutory Federal corporate income tax rate from 35% to 21% beginning in 2018. As a result, the Company’s existing deferred tax assets and liabilities expecting to be reversed beginning in 2018 had to be re-measured in 2017 using the updated statutory rates applicable in 2018. The re-measurement of the Company’s net deferred tax asset resulted in a $976,000 re-measurement charge being recognized in income tax expense in 2017.

Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that the Company will not realize some portion of, or the entire deferred tax asset. In assessing the Company’s likelihood of realizing deferred tax assets, management evaluates both positive and negative evidence, forecasts of future income, taking into account applicable tax planning strategies, and assessments of current and future economic and business conditions. Management performs this analysis quarterly and adjusts as necessary. At December 31, 2017 and December 31, 2016, the Company had a net deferred tax asset of $1,802,000 and $4,846,000, respectively, which includes the deferred tax asset associated with the net unrealized loss on securities and interest rate swaps. The portion of the total deferred tax asset relating to net unrealized losses on securities and interest rate swaps was $1,867,000 as of December 31, 2017 and $4,124,000 as of December 31, 2016. After analyzing the composition of and changes in the deferred tax assets and liabilities and considering the Company’s forecasted future taxable income and various tax planning strategies, including the intent to hold the securities available for sale that were in a loss position until maturity, management determined that as of December 31, 2017, it was more likely than not that the net deferred tax asset would be fully realized. As a result, there was no valuation allowance with respect to the Company’s deferred tax asset as of December 31, 2017 or December 31, 2016.

The Company and the Bank are subject to U.S. federal income tax, State of Colorado income tax and income tax in other states. Generally, the Company is no longer subject to examination by Federal taxing authorities for years before 2014 and is no longer subject to examination by the State of Colorado for years before 2013. The Company recognizes interest related to income tax matters as interest expense and penalties related to income tax matters as other noninterest expense. At December 31, 2017 and December 31, 2016, the Company did not have any amounts accrued for interest or penalties.

(u)	Segments of an Enterprise and Related Information

The Company operates as a single segment. The operating information used by the Company’s executive officers and its Chief Executive Officer for purposes of assessing performance and making operating decisions impacting the Company is the consolidated financial data presented in this report. For the years ended 2017, 2016, and 2015 the Company had one active operating subsidiary, the Bank. The Company has determined that banking is its one reportable business segment.

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(v)	Earnings per Common Share

Basic earnings per common share represents the earnings allocable to common stockholders divided by the weighted average number of common shares outstanding during the period. Dilutive common shares that may be issued by the Company represent unvested stock awards subject to a service or performance condition.

Earnings per common share have been computed based on the following calculation of weighted average shares outstanding:

	Year Ended December 31,
	2017	2016	2015
Average common shares outstanding	28,056,588	23,267,108	21,065,590
Effect of dilutive unvested stock grants (1)	287,099	292,839	206,746
Average shares outstanding for calculated
diluted earnings per common share	28,343,687	23,559,947	21,272,336

(1) Unvested stock grants representing 434,149 shares at December 31, 2017 had a dilutive impact of 287,099 shares in the diluted earnings per share calculation. Unvested stock grants representing 513,187 shares at December 31, 2016 had a dilutive impact of 292,839 shares in the diluted earnings per share calculation. Unvested stock grants representing 590,755 shares at December 31, 2015 had a dilutive impact of 206,746 shares in the diluted earnings per share calculation.

(w)	Dividend Restrictions

Holders of voting common stock are entitled to dividends out of funds legally available for such dividends, when, and if, declared by the Board of Directors.

Various banking laws applicable to the Bank limit the payment of dividends, management fees and other distributions by the Bank to the Company, and may therefore limit our ability to pay dividends on our common stock. Under these laws, the Bank is currently required to request permission from the Federal Reserve and the Colorado Division of Banking prior to payment of a dividend to the Company.

Any future determination relating to dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including general business conditions, our financial results, our future prospects, capital requirements, contractual, legal, and regulatory restrictions on the payment of dividends by us to our stockholders or by the Bank to the holding company, and such other factors as our Board of Directors may deem relevant.

On February 12, 2018, the Company’s Board of Directors declared a quarterly cash dividend of 16.25 cents per share, payable on March 2, 2018 to stockholders of record on February 23, 2018.

(x)	Fair Values of Financial Instruments

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 18 “Fair Value Measurements and Fair Value of Financial Instruments”. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

(y)	Loss Contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of a loss is probable and an amount or range of loss can be reasonably estimated. Loss contingencies are more fully disclosed in Note 15 “Legal Contingencies”.

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(z)	Recently Issued Accounting Standards

Adoption of New Accounting Standards:

In March 2016, the FASB issued accounting standards update 2016-09 Compensation-Stock Compensation. The purpose of the update was to simplify the accounting for share-based payment transactions, including the income tax consequences of such transactions. Under the provisions of the update, the income tax consequences of excess tax benefits and deficiencies are recognized in income tax expense in the reporting period in which the awards vest. Previously, excess tax benefits or deficiencies impacted stockholders’ equity directly to the extent there was an existing cumulative excess tax benefit. The update also provided that entities may continue to estimate forfeitures in accounting for stock-based compensation or recognize them as they occur; the Company has elected to continue to estimate forfeitures. The provisions of this update become effective for interim and annual periods beginning after December 15, 2016, however early adoption was permitted beginning in 2016. The Company adopted the provisions of the update in the fourth quarter 2016 with the most significant impact being $528,000 of excess tax benefit in restricted stock vestings directly reducing 2016 income tax expense. In 2017, excess tax benefits related to restricted stock vestings reduced income tax expense by $764,000.

Recently Issued but not yet Effective Accounting Standards:

In May 2014, the FASB issued accounting standards update 2014-09 Revenue from Contracts with Customers, codified at ASC 606. The main provisions of the update require the identification of performance obligations within a contract and require the recognition of revenue based on a stand-alone allocation of contract revenue to each performance obligation. Performance obligations may be satisfied and revenue recognized over a period of time if: (i) the customer simultaneously receives and consumes the benefits provided by the entity’s performance as the entity performs, or (ii) the entity’s performance creates or enhances an asset that the customer controls as the asset is created or enhanced, or (iii) the entity’s performance does not create an asset with an alternative use to the entity and the entity has an enforceable right to payment for performance completed to date. For public business entities, the amendments of this update are effective beginning with interim and annual reporting periods beginning after December 15, 2017. Interest income earned on financial instruments is outside of the scope of the update, and as a result the impact of the update is limited to certain components of noninterest income. The Company adopted ASC 606, utilizing the modified retrospective transition method on January 1, 2018. Because the Company’s noninterest income is primarily generated by customer transactions or attributable to the passage of time (wealth management fees), ASC 606 will not have a material impact on the timing of revenue recognized in our income statement and there will be no cumulative transition adjustment to retained earnings in 2018 for revenue relating to uncompleted customer contracts as of December 31, 2017. Management has concluded that the requirements of this update will not have a material impact on the Company’s financial position, results of operations or cash flows and has concluded that the most significant impact will be the disaggregated disclosure of certain components of noninterest income.

In January 2016, the FASB released accounting standards update 2016-01 Recognition and Measurement of Financial Assets and Liabilities. The main provisions of the update are to eliminate the available for sale classification of accounting for equity securities and to adjust the fair value disclosures for financial instruments carried at amortized costs such that the disclosed fair values represent an exit price as opposed to an entry price. The provisions of this update will require that equity securities be carried at fair market value on the balance sheet and any periodic changes in value will be adjustments to the income statement. A practical expedient is provided for equity securities without a readily determinable fair value, such that these securities can be carried at cost less any impairment. The provisions of this update become effective for interim and annual periods beginning after December 15, 2017. The disclosure of the fair value of the loan portfolio will be impacted as the fair value will be calculated using an exit price. Management has selected a consultant to assist with the exit pricing valuation of loans as of March 31, 2018. Management does not expect the requirements of this update to have a material impact on the Company’s financial position, results of operations or cash flows.

In February 2016, the FASB issued accounting standards update 2016-02 Leases. The update requires all leases, with the exception of short-term leases that have contractual terms of no greater than one year, to be recorded on the balance sheet. Under the provisions of the update, leases classified as operating will be reflected on the balance sheet with the recognition of both a right-of-use asset and a lease liability. Under the update, a distinction will exist between finance and operating type leases and the rules for determining which classification a lease will fall into are similar to existing rules. For public business entities, the amendments of this update are effective for interim and annual periods

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

beginning after December 15, 2018. The update requires a modified retrospective transition under which comparative balance sheets from the earliest historical period presented will be revised to reflect what the financials would have looked like were the provisions of the update applied consistently in all prior periods. Management is in the process of evaluating the impacts of the update on the Company’s financial position and does not expect the requirements of the update to have a material impact on the Company’s financial position, results of operations or cash flows. Based on leases outstanding at December 31, 2017, we anticipate total assets and total liabilities will increase between $9,000,000 and $11,000,000 as the result of additional leases being recognized on our balance sheet. Decisions to repurchase, modify, or renew leases prior to the implementation date will impact the results of the Company’s final analysis.

In June 2016, the FASB issued accounting standards update 2016-13 Financial Instruments - Credit Losses, commonly referred to as “CECL”. The provisions of the update eliminate the probable initial recognition threshold under current GAAP which requires reserves to be based on an incurred loss methodology. Under CECL reserves required for financial assets measured at amortized cost will reflect an organization’s estimate of all expected credit losses over the contractual term of the financial asset and thereby require the use of reasonable and supportable forecasts to estimate future credit losses. Because CECL encompasses all financial assets carried at amortized cost, the requirement that reserves be established based on an organization’s reasonable and supportable estimate of expected credit losses extends to held to maturity (“HTM”) debt securities. Under the provisions of the update credit losses recognized on available for sale (“AFS”) debt securities will be presented as an allowance as opposed to a write-down. In addition, CECL will modify the accounting for purchased loans, so that reserves are established at the date of acquisition for purchased loans. Under current GAAP a purchased loan’s contractual balance is adjusted to fair value through a credit discount and no reserve is recorded on the purchased loan upon acquisition. Since under CECL reserves will be established for purchased loans at the time of acquisition the accounting for purchased loans is made more comparable to the accounting for originated loans. Finally, increased disclosure requirements under CECL require organizations to present the currently required credit quality disclosures disaggregated by the year of origination or vintage. The FASB expects that the evaluation of underwriting standards and credit quality trends by financial statement users will be enhanced with the additional vintage disclosures. For public business entities that are SEC filers the amendments of the update will become effective beginning January 1, 2020. The Company has formed a cross-functional committee that is assessing our data and system needs and has begun working with an external vendor regarding the development of a CECL-compliant model and the gathering of the requisite data. Management expects to recognize a one-time cumulative effect adjustment to the allowance for loan losses as of the first reporting period in which the new standard is effective, but cannot yet estimate the magnitude or direction of the one-time adjustment or the overall impact of the new guidance on the Company’s financial position, results of operations or cash flows.

In August 2016, the FASB issued accounting standards update 2016-15, Statement of Cash Flows. This update addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice of how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments in this update are effective for fiscal years and interim periods beginning after December 15, 2017; however early adoption is permitted. The provisions of the update outline the appropriate classification of debt extinguishment costs, repayment of debt instruments with insignificant coupons, contingent consideration payments made subsequent to a business combination, insurance proceeds, premiums and settlements on bank-owned life insurance policies, distributions from equity method investees, beneficial interest in securitizations and the appropriate classification of payments and receipts that contain aspects of multiple classes of cash flows. Management does not expect the update to materially impact the Company’s statement of cash flows, although the classification of certain items could shift relative to past presentation.

In January 2017, the FASB issued accounting standards update 2017-04, Simplifying the Test for Goodwill Impairment. The provisions of the update eliminate the existing second step of the goodwill impairment test which provides for the allocation of reporting unit fair value among existing assets and liabilities, with the net leftover amount representing the implied fair value of goodwill. In replacement of the existing goodwill impairment rule, the update will provide that impairment should be recognized as the excess of any of the reporting unit’s carrying value over the fair value of the reporting unit. Under the provisions of this update, the amount of the impairment is limited to the carrying value of the reporting unit’s goodwill. For public business entities that are SEC filers, the amendments of the update will become effective in fiscal years beginning after December 15, 2019. Management does not expect the requirements of this update to have a material impact on the Company’s financial position, results of operations or cash flows.

In January 2017, the FASB issued ASU No. 2017-01, Business Combinations - Clarifying the Definition of a Business. The amendments in this update provide a more robust framework to use in determining when a set of assets and activities is a business. Because the current definition of a business is interpreted broadly and can be difficult to apply, feedback received by FASB indicated that analyzing transactions can be inefficient and costly and that the current

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

definition does not permit the use of reasonable judgment. The amendments provide more consistency in applying the guidance, reduce the costs of application, and make the definition of a business more operable. The amendments in this update become effective for annual periods and interim periods within those annual periods beginning after December 15, 2017. Management does not expect the requirements of this update to have a material impact on the Company’s financial position, results of operations or cash flows.

In March 2017, the FASB issued accounting standards update 2017-08, Premium Amortization on Purchased Callable Debt Securities. The provisions of the update require premiums recognized upon the purchase of callable debt securities to be amortized to the earliest call date in order to avoid losses recognized upon call. For public business entities that are SEC filers, the amendments of the update will become effective in fiscal years beginning after December 15, 2018. Management does not expect the requirements of this update to have a material impact on the Company’s financial position, results of operations or cash flows.

In August 2017, the FASB issued accounting standards update 2017-12, Targeted Improvements to Accounting for Hedging Activities. The purpose of this updated guidance is to better align a company’s financial reporting for hedging activities with the economic objectives of those activities. Adoption of the standard also provides a one-time opportunity to transfer held to maturity securities to available for sale. The update is effective for public business entities for fiscal years beginning after December 15, 2018. The update requires a modified retrospective transition method in which the Company will recognize the cumulative effect of the change on the opening balance of each affected component of equity in the statement of financial position as of the date of adoption. The provisions of the standard impacting the accounting for hedges designated as fair value hedges will not have a material impact on the Company’s financial position, results of operations or cash flows, as the Company does not have any fair value hedges. The Company is currently evaluating whether the opportunity to transfer held to maturity securities to the available for sale designation would be beneficial.

In February 2018, the FASB issued accounting standards updated 2018-02, Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The amendments of the update allow an optional reclassification for stranded tax effects included in accumulated other comprehensive income, resulting from the reduction in the U.S. Statutory Corporate Income Tax Rate as provided for in the Tax Act. As a result of the December 22, 2017 signing of the Tax Act, the Company recognized a $976,000 re-measurement of its net deferred tax assets, including a re-measurement of $1,011,000 in a net deferred tax asset related to unrealized losses on available for sale securities, cash flow hedges and held to maturity securities previously transferred from available for sale. Because the tax effect of variations in unrealized losses of available for sale securities, cash flow hedges and transferred held to maturity securities impact accumulated other comprehensive income the Company had a stranded tax effect of $1,011,000 included in its December 31, 2017 accumulated other comprehensive income. The provisions of the update are effective for all entities beginning with fiscal years commencing after December 15, 2018, with early adoption allowed in any interim period or for financial statements not yet issued as of the date the FASB issued the accounting standards update. The Company is currently evaluating the potential adoption of the update.

(aa)	Reclassifications

Certain reclassifications of prior year balances have been made to conform to the current year presentation. These reclassifications had no impact on the Company’s total assets, stockholder's equity, net income or net change in cash and cash equivalents.

(3)	Business Combinations

On July 18, 2017, the Company entered into an Agreement and Plan of Reorganization (the “Castle Rock Merger Agreement”) with Castle Rock Bank Holding Company (“Castle Rock”), parent company of Castle Rock Bank, a Colorado state chartered bank headquartered in Castle Rock, Colorado whereby Castle Rock would merge into the Company. The transaction closed on October 27, 2017 with an aggregate transaction value of $24,421,000. The Castle Rock Merger Agreement provided that, subject to certain conditions, Castle Rock shareholders would receive 840,629 shares of Company voting common stock valued at $24,420,000 based on the Company’s closing stock price on October 27, 2017 of $29.05, in addition to approximately $1,000 in cash paid in lieu of the issuance of fractional shares of Company stock.

On March 16, 2016, the Company entered into an Agreement and Plan of Reorganization (the “Home State Merger Agreement”) with Home State, parent company of Home State Bank, a Colorado state chartered bank headquartered in

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Loveland, Colorado whereby Home State would merge into the Company. The transaction closed on September 8, 2016 with an aggregate transaction value of $152,478,000. The Home State Merger Agreement provided that, subject to certain conditions, Home State shareholders would receive 6,533,756 shares of Company voting common stock valued at $117,477,000 based on the Company’s closing stock price on September 8, 2016 of $17.98, in addition to $35,001,000 in cash.

The Home State and Castle Rock transactions enhanced the Company’s balance sheet liquidity and supported the Company’s objective of serving the banking needs of business and consumer customers in Colorado’s Front Range markets.

Castle Rock’s and Home State’s results of operations subsequent to the respective merger dates have been included in the Company’s results of operations, however, it is impractical to provide separate information on Castle Rock’s or Home State’s revenues and income subsequent to acquisition due to changes in the consolidated balance sheet. Pre-tax merger expenses of $3,587,000 and $6,259,000 were included in the Company’s results of operations for the years ended December 31, 2017 and December 31, 2016, respectively. The pre-tax merger expenses incurred during 2017 were comprised exclusively of expenses recorded in other general and administrative expense, however, pre-tax merger expenses in 2016 consisted of $1,915,000 in salaries and employee benefits expense and $4,344,000 in other general and administrative expense. In addition to pre-tax merger costs recognized as expense, the Company incurred debt-issuance and stock-issuance costs of $830,000 and $834,000, respectively, during the year ended December 31, 2016. The Company did not incur debt-issuance or stock-issuance costs in association with the Castle Rock transaction. Debt-issuance costs are recorded as a reduction to subordinated debentures and stock-issuance costs are recorded as a reduction to additional paid in capital on the Company’s balance sheet.

Goodwill of $8,702,000 and $56,404,000, respectively, was recognized in the Castle Rock and Home State transactions. The recognized goodwill represents expected synergies and cost savings resulting from combining the operations of the acquired institutions with those of the Company. Due to the tax-free structure of both transactions, the recognized goodwill was not deductible for tax purposes in either acquisition. The fair values of assets acquired and liabilities assumed at acquisition are subject to measurement period adjustments, should information obtained in a subsequent period shed light on the valuations utilized as of the acquisition date. In the fourth quarter 2016, the receipt of final valuations from the Home State transaction resulted in the reduction in the fair value of acquired assets by $256,000, with the net impact of these changes offset by a $256,000 increase in goodwill. These adjustments included changes in the acquired fair value of investments, premises and equipment, other assets and liabilities, and the related impact to deferred income taxes. Impacts to income and expense recognized in the fourth quarter 2016 related to adjustments to the fair value of acquired assets and liabilities were not material.

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed in the October 27, 2017 transaction with Castle Rock, and reflects all adjustments made to the fair value of the opening balance sheet through December 31, 2017:

Assets acquired:
(In thousands)
Cash and cash equivalents	$21,717
Securities available for sale	39,670
Bank stocks	705
Net Loans	71,052
Premises and equipment, net	4,184
Other real estate owned	761
Goodwill	8,702
Other intangible assets, net	1,870
Bank owned life insurance	3,371
Other assets	1,048
Total assets acquired	153,080

Liabilities assumed:
Deposits	128,450
Other liabilities	209
Total liabilities assumed	128,659
Net Assets Acquired	$24,421

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed in the September 8, 2016 transaction with Home State, and reflects all adjustments made to the fair value of the opening balance sheet through December 31, 2017:

Assets acquired:
(In thousands)
Cash and cash equivalents	$11,849
Time deposits with banks	504
Securities available for sale	396,450
Securities held to held maturity	850
Bank stocks	1,477
Net Loans	445,529
Premises and equipment, net	22,950
Other real estate owned	45
Goodwill	56,404
Other intangible assets, net	11,701
Other assets	8,118
Total assets acquired	955,877

Liabilities assumed:
Deposits	769,709
Securities sold under agreement to repurchase and federal funds purchased	19,985
Federal Home Loan Bank term notes	2,525
Federal Home Loan Bank line of credit borrowing	2,052
Other liabilities	9,128
Total liabilities assumed	803,399
Net Assets Acquired	$152,478

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The fair value of net assets acquired includes fair value adjustments to certain loans that were considered impaired as of the acquisition date. The fair value adjustments were determined using discounted expected cash flows. Acquired loans that evidence credit deterioration since origination, for which the acquirer does not expect to collect all contractual cash flows, are designated as PCI upon acquisition. The gross contractual amount of loans identified as PCI as of the acquisition date totaled $1,644,000 in the Castle Rock transaction and $2,834,000 in the Home State transaction. Contractual cash flows not expected to be collected as of acquisition date on these PCI loans totaled $320,000 in the Castle Rock transaction and $531,000 in the Home State transaction. Additionally, Castle Rock and Home State PCI loans had an interest rate fair value adjustment of $41,000 and $195,000, respectively, bringing the net fair value of acquired PCI loans to $1,283,000 in the Castle Rock transaction and $2,108,000 in the Home State transaction. The cash flows on the Company’s PCI loans cannot be reliably estimated and as a result these loans have been designated as nonaccrual. Loans that were not designated PCI in the Castle Rock transaction had a fair value and contractual balance of $69,769,000 and $72,220,000 as of October 27, 2017. Loans that were not designated PCI in the Home State transaction had a fair value and contractual balance of $443,421,000 and $458,014,000 as of September 8, 2016. The credit component of the fair value adjustment on non-PCI loans as of acquisition totaled $1,494,000 and $8,358,000 in the Castle Rock and Home State transactions representing 2.1% and 1.8% of their respective contractual balances. No allowance for loan losses related to acquired loans was brought over as a result of either the Castle Rock or Home State transaction.

The composition of Castle Rock’s portfolio as of October 27, 2017 is detailed in the table below:

October 27,
2017
(In thousands)
Commercial and residential real estate	$51,531
Construction	6,337
Commercial	5,666
Agricultural	3,735
Consumer	3,783
Total gross loans	71,052

The composition of Home State’s portfolio as of September 8, 2016 is detailed in the table below:

September 8,
2016
(In thousands)
Commercial and residential real estate	$294,069
Construction	39,947
Commercial	45,996
Agricultural	7,906
Consumer	16,460
SBA	25,227
Other	15,924
Total gross loans	445,529

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The following tables present unaudited pro-forma financial information as if the Castle Rock transaction occurred as of January 1, 2016. The unaudited pro-forma information includes adjustments for interest income on loans and securities acquired, amortization of intangibles arising from the transaction and the related tax effects. The unaudited pro forma financial information has been adjusted to exclude nonrecurring expenses related to the Castle Rock transaction. The pro forma financial information is not necessarily indicative of the results of operations that would have occurred had the transactions been effected on January 1, 2016.

	Year Ended December 31,
	2017	2016
UNAUDITED	(Dollars in thousands, except per share data)

Net interest income	$125,203	$95,889
Noninterest income	25,952	19,918
Net income	42,178	26,710

Earnings per common share-basic:	$1.47	$1.11
Earnings per common share-diluted:	$1.45	$1.09

Unaudited pro forma net income for 2017 excludes $3,587,000 in merger-related expenses incurred by the Company and $139,000 in merger-related expenses incurred by Castle Rock during the year ended December 31, 2017. These expenses were excluded since they were nonrecurring in nature and directly attributable to the transaction. For the year ended December 31, 2016, no merger-related expense adjustments were made to pro forma income. Adjustment of net interest income and noninterest income for nonrecurring income or expense directly related to the acquisition was not necessary for the years ending December 31, 2017 and December 31, 2016.

(4)	Securities

The fair value of available for sale debt securities and the related gross unrealized gains and losses recognized in accumulated other comprehensive income (loss)(“AOCI”) were as follows as of the dates presented:

	December 31, 2017
	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses	Amortized Cost
	(In thousands)
Securities available for sale:
State and municipal	$82,486	$530	$(1,224)	$83,180
Mortgage-backed - agency / residential	131,180	133	(3,069)	134,116
Corporate	103,512	546	(1,320)	104,286
Collateralized loan obligations	12,799	17	(51)	12,833
Total securities available for sale	$329,977	$1,226	$(5,664)	$334,415

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

	December 31, 2016
	Fair Value	Gross Unrealized Gains	Gross Unrealized Losses	Amortized Cost
	(In thousands)
Securities available for sale:
State and municipal	$81,608	$91	$(2,542)	$84,059
Mortgage-backed - agency / residential	129,832	347	(3,117)	132,602
Mortgage-backed - private / residential	265	-	(6)	271
Corporate	86,246	288	(1,357)	87,315
Collateralized loan obligations	26,277	50	(66)	26,293
Total securities available for sale	$324,228	$776	$(7,088)	$330,540

During the fourth quarter 2016, the Company reclassified, at fair value, approximately $63,432,000 in available for sale municipal bonds, asset-backed securities and mortgage backed securities to the held to maturity category, primarily to limit future volatility in equity due to potential increases in interest rates. The related unrealized pre-tax losses of approximately $828,000 remained in accumulated other comprehensive income (loss) and will be amortized over the remaining life of the securities, offsetting the related accretion of discount on the transferred securities. No gains or losses were recognized at the time of reclassification. No transfers of securities occurred in 2017.

During the first quarter 2015, the Company reclassified, at fair value, approximately $49,084,000 in available for sale mortgage-backed, asset-backed and municipal securities to the held to maturity category, primarily to limit future volatility in equity due to potential increases in interest rates. The related unrealized pre-tax losses of approximately $750,000 remained in accumulated other comprehensive income (loss) and will continue to be amortized over the remaining life of the securities. No gains or losses were recognized at the time of reclassification.

The carrying amount, unrecognized gains/losses and fair value of securities held to maturity were as follows as of the dates presented:

	Fair Value	Gross Unrecognized Gains	Gross Unrecognized Losses	Amortized Cost
	(In thousands)
December 31, 2017:
State and municipal	$136,490	$1,121	$(1,530)	$136,899
Mortgage-backed - agency / residential	103,925	315	(2,088)	105,698
Asset-backed	16,050	7	(76)	16,119
Other	1,200	-	-	1,200
	$257,665	$1,443	$(3,694)	$259,916

December 31, 2016:
State and municipal	$118,734	$745	$(3,120)	$121,109
Mortgage-backed - agency / residential	100,565	507	(2,590)	102,648
Asset-backed	18,905	9	(126)	19,022
Other	1,200	-	-	1,200
	$239,404	$1,261	$(5,836)	$243,979

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The proceeds from sales and calls of securities and the associated gains are listed below:

	Year Ended December 31,
	2017	2016	2015
	(In thousands)
Proceeds	$80,027	$370,111	$27,985
Gross gains	334	2,486	217
Gross losses	(340)	(2,608)	(85)
Net tax (benefit) expense related to
gains (losses) on sale	(2)	(46)	50

The amortized cost and estimated fair value of available for sale and held to maturity debt securities by contractual maturity at December 31, 2017 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties. Securities not due at a single maturity date are presented separately.

	Available for Sale
December 31, 2017	Fair Value	Amortized Cost

Securities available for sale:
Due in one year or less	6,058	6,041
Due after one year through five years	18,956	18,949
Due after five years through ten years	105,554	107,156
Due after ten years	55,430	55,320
Total AFS, excluding mortgage-backed (MBS)
and collateralized loan obligations	185,998	187,466
Mortgage-backed and collateralized
loan obligations	143,979	146,949
Total securities available for sale	329,977	334,415

	Held to Maturity
December 31, 2017	Fair Value	Amortized Cost
	(In thousands)
Securities held to maturity:
Due in one year or less	$1,524	$1,504
Due after one year through five years	15,672	15,699
Due after five years through ten years	74,774	75,282
Due after ten years	45,720	45,614
Total HTM, excluding MBS and asset-backed	137,690	138,099
Mortgage-backed and asset-backed	119,975	121,817
Total securities held to maturity	$257,665	$259,916

Securities with carrying values of $219,621,000 and $237,036,000 were pledged at December 31, 2017 and December 31, 2016, respectively, as collateral for various lines of credit, public deposits and for other purposes as required or permitted by law. Fluctuations in the fair value of these securities, and/or the fluctuation in public deposits or customer repurchase agreement balances, may result in the need to pledge additional securities against these borrowings. Management monitors the Bank’s collateral position with respect to public deposits and repurchase agreement borrowings on a daily basis. At December 31, 2017, approximately $367,587,000 of securities were unpledged. At December 31, 2016, approximately $328,946,000 of securities were unpledged.

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The following table presents the fair value and the unrealized loss on securities that were temporarily impaired as of December 31, 2017, aggregated by major security type and length of time in a continuous unrealized loss position:

December 31, 2017	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

	(In thousands)
Description of securities:
Available for sale:
State and municipal	$8,710	$(82)	$36,894	$(1,142)	$45,604	$(1,224)
Mortgage-backed - agency /
residential	43,494	(315)	77,909	(2,754)	121,403	(3,069)
Corporate	38,267	(567)	23,731	(753)	61,998	(1,320)
Collateralized loan obligations	4,532	(13)	3,011	(38)	7,543	(51)

Held to maturity:
State and municipal	18,521	(167)	69,314	(2,057)	87,835	(2,224)
Mortgage-backed - agency /
residential	19,721	(162)	78,472	(2,685)	98,193	(2,847)
Asset-backed	-	-	16,051	(448)	16,051	(448)
Total temporarily impaired	$133,245	$(1,306)	$305,382	$(9,877)	$438,627	$(11,183)

The table above presents unrealized losses on held to maturity securities since the date of the securities purchase, independent of the impact associated with changes in cost basis upon transfer from available for sale to held to maturity.

In determining whether or not there is an OTTI for a security, management considers many factors, including: (i) the length of time for which and the extent to which the security’s fair value has been less than cost, (ii) the financial condition and near-term prospects of the security’s issuer, (iii) whether the decline in the security’s value was affected by macroeconomic conditions, and (iv) whether the Company intends to sell the security and whether it is more likely than not that the Company will be required to sell the security before a recovery in its fair value. The assessment of whether an OTTI exists involves a high degree of subjectivity and judgment and is based on the information available to management at a particular point in time. There were no accumulated credit losses on any of the Company’s securities as of December 31, 2017.

At December 31, 2017, there were 255 individual securities in an unrealized loss position, including 194 individual securities that had been in a continuous unrealized loss position for 12 months or longer. Management has evaluated these securities in addition to the remaining 61 securities in an unrealized loss position and has determined that the decline in value since their purchase dates was primarily attributable to fluctuations in market interest rates and does not reflect a decline in the underlying issuers’ ability to repay. Management determined that the increase in the number of securities in an unrealized loss position in excess of 12 months from 10 securities at December 31, 2016 to 194 securities at December 31, 2017 was primarily attributable to the increase in securities resulting from the Home State transaction in addition to the timing of interest rate fluctuations. The total number of securities in an unrealized loss position decreased from 271 individual securities at December 31, 2016 to 255 securities at December 31, 2017. At December 31, 2017, the Company did not intend to sell, and did not consider it likely that it would be required to sell, any of these securities prior to recovery in their fair value.

The Company’s unrated and rated municipal bond securities, along with the Company’s other rated investment securities, are subject to an annual internal review process that management has historically performed in the fourth quarter. The review process includes a review of the securities’ issuers’ most recent financial statements, including an evaluation of the expected sufficiency of the issuers’ cash flows relative to their debt service requirements. In addition, management considers any interim information made available to it that would prompt the need for more frequent review. At December 31, 2017 and December 31, 2016, the Company’s unrated municipal bonds comprised approximately 4.4% and 5.0%, respectively, of the carrying value of the Company’s entire municipal bond portfolio.

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The following table presents the fair value and the unrealized loss on securities that were temporarily impaired as of December 31, 2016, aggregated by major security type and length of time in a continuous unrealized loss position:

December 31, 2016	Less than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

	(In thousands)
Description of securities:
Available for sale:
State and municipal	$47,434	$(2,542)	-	-	$47,434	$(2,542)
Mortgage-backed - agency /
residential	93,909	(2,782)	9,526	(335)	103,435	(3,117)
Mortgage-backed - private /
residential	265	(6)	-	-	265	(6)
Corporate	49,964	(1,042)	5,685	(315)	55,649	(1,357)
Collateralized loan obligations	9,077	(17)	5,488	(49)	14,565	(66)

Held to maturity:
State and municipal	90,959	(3,804)	596	(259)	91,555	(4,063)
Mortgage-backed - agency /
residential	99,920	(3,442)	-	-	99,920	(3,442)
Asset-backed	15,690	(542)	3,216	(98)	18,906	(640)
Total temporarily impaired	$407,218	$(14,177)	$24,511	$(1,056)	$431,729	$(15,233)

At December 31, 2016, there were 271 individual securities in an unrealized loss position, including 10 individual securities that had been in a continuous unrealized loss position for 12 months or longer. Management evaluated these securities in addition to the remaining 261 securities in an unrealized loss position and determined that the decline in value since their purchase dates was primarily attributable to fluctuations in market interest rates and did not reflect a decline in the underlying issuers’ ability to repay. At December 31, 2016, the Company did not intend to sell, and did not consider it likely that it would be required to sell, any of these securities prior to recovery in their fair value.

(5)	Bank Stocks

The Bank is a member of both the Federal Reserve Bank of Kansas City and the Federal Home Loan Bank of Topeka and is required to maintain an investment in the capital stock of each. The Federal Reserve, Federal Home Loan Bank and other bank stocks are restricted in that they can only be redeemed by the issuer at par value. The Company’s investments in these instruments at December 31, 2017 and December 31, 2016 were as follows:

	2017	2016

	(In thousands)
Federal Reserve Bank of Kansas City	$12,495	$12,104
Federal Home Loan Bank of Topeka	10,235	8,895
Other bank stocks securities	1,689	1,650
Totals	$24,419	$22,649

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(6)	Loans

A summary of loans held for investment by loan type is included in the following table:

	December 31,	December 31,
	2017	2016

	(In thousands)
Commercial and residential real estate	$1,977,431	$1,768,424
Construction	99,965	88,451
Commercial	523,355	461,666
Agricultural	16,995	16,690
Consumer	143,066	125,264
SBA	44,121	52,380
Other	866	2,195
Total gross loans	2,805,799	2,515,070
Deferred (fees) and costs	(136)	(61)
Loans, held for investment, net	2,805,663	2,515,009
Less allowance for loan losses	(23,250)	(23,250)
Net loans, held for investment	$2,782,413	$2,491,759

During 2017, excluding the Castle Rock transaction, the Company purchased $98,940,000 in performing loans, included in our commercial and residential real estate, commercial and consumer loan portfolio segments. In comparison, during 2016, excluding the Home State transaction, the Company purchased $109,519,000 in performing loans included in our commercial and residential real estate and consumer loan portfolio segments.

Activity in the allowance for loan losses for the periods indicated is as follows:

	Year Ended December 31,
	2017	2016	2015

	(In thousands)
Balance, beginning of period	$23,250	$23,000	$22,490
Provision for loan losses	992	143	96
Loans charged-off	(1,550)	(721)	(238)
Recoveries on loans previously
charged-off	558	828	652
Balance, end of period	$23,250	$23,250	$23,000

The Company’s additional disclosures relating to loans and the allowance for loan losses are broken out into two subsets, portfolio segment and class. The portfolio segment level is defined as the level where financing receivables are aggregated in developing the Company’s systematic method for calculating its allowance for loan losses. The class level is the second level at which credit information is presented and represents the categorization of financing related receivables at a slightly less aggregated level than the portfolio segment level. Because data presented according to class is dependent upon the underlying purpose of the loan, whereas loan data organized by portfolio segment is determined by the loan’s underlying collateral, disclosures broken out by portfolio segment versus class may not be in agreement. The disclosures in this footnote include both non-PCI and PCI loans. As of December 31, 2017, PCI loans acquired in the Castle Rock and Home State transactions are not considered material and as a result separate PCI disclosures are not included.

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The following tables provide detail for the ending balances in the Company’s allowance for loan losses and loans held for investment, broken down by portfolio segment as of December 31, 2017 and December 31, 2016. In addition, the table also provides a rollforward by portfolio segment of the allowance for loan losses for the years ended December 31, 2017, December 31, 2016 and December 31, 2015. The detail provided for the amount of the allowance for loan losses and loans individually versus collectively evaluated for impairment (i.e., the specific component versus the general component of the allowance for loan losses) corresponds to the Company’s systematic methodology for estimating its allowance for loan losses.

	Real Estate	Consumer and Installment	Commercial and Other	Total
	(In thousands)
Allowance for Loan Losses
Balance as of January 1, 2015	$19,607	$39	$2,844	$22,490
Charge-offs	(21)	(12)	(205)	(238)
Recoveries	284	29	339	652
Provision (credit)	436	15	(355)	96
Balance as of December 31, 2015	$20,306	$71	$2,623	$23,000

Balance as of January 1, 2016	$20,306	$71	$2,623	$23,000
Charge-offs	(217)	(51)	(453)	(721)
Recoveries	340	14	474	828
Provision (credit)	(347)	71	419	143
Balance as of December 31, 2016	$20,082	$105	$3,063	$23,250

Balance as of January 1, 2017	$20,082	$105	$3,063	$23,250
Charge-offs	(386)	(106)	(1,058)	(1,550)
Recoveries	132	91	335	558
Provision (credit)	(1,283)	220	2,055	992
Balance as of December 31, 2017	$18,545	$310	$4,395	$23,250

Balances at December 31, 2017:

Allowance for Loan Losses
Individually evaluated	$1	-	$1,121	$1,122
Collectively evaluated	18,544	310	3,274	22,128
Total	$18,545	$310	$4,395	$23,250

Loans
Individually evaluated	$11,256	$1	$12,363	$23,620
Collectively evaluated	2,225,944	74,675	481,424	2,782,043
Total	$2,237,200	$74,676	$493,787	$2,805,663

Balances at December 31, 2016:

Allowance for Loan Losses
Individually evaluated	$29	-	$193	$222
Collectively evaluated	20,053	105	2,870	23,028
Total	$20,082	$105	$3,063	$23,250

Loans
Individually evaluated	$22,728	$2	$7,645	$30,375
Collectively evaluated	2,024,524	55,182	404,928	2,484,634
Total	$2,047,252	$55,184	$412,573	$2,515,009

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The following tables provide additional detail with respect to impaired loans broken out according to class as of the dates indicated. The recorded investment included in the following table represents customer balances net of any partial charge-offs recognized on the loans, net of any deferred fees and costs. The unpaid balance represents the recorded balance prior to any partial charge-offs. Interest income recognized may exclude an immaterial amount of interest income on matured loans that are 90 days or more past due, but that are in the process of being renewed and thus are still accruing.

December 31, 2017	Recorded Investment	Unpaid Balance	Related Allowance	Average Recorded Investment YTD	Interest Income Recognized YTD
	(In thousands)
Impaired loans with no related allowance:
Commercial and residential real estate	$9,981	$10,705	-	$16,166	$2,052
Construction	-	-	-	-	-
Commercial	1,006	1,553	-	886	195
Consumer	367	425	-	88	-
Other	2,233	2,838	-	1,066	62
Total	$13,587	$15,521	-	$18,206	$2,309

Impaired loans with a related allowance:
Commercial and residential real estate	$46	$157	$1	$779	-
Construction	-	-	-	-	-
Commercial	9,807	9,899	1,120	5,262	447
Consumer	180	214	1	329	18
Other	-	-	-	635	6
Total	$10,033	$10,270	$1,122	$7,005	$471

Total impaired loans:
Commercial and residential real estate	$10,027	$10,862	$1	$16,945	$2,052
Construction	-	-	-	-	-
Commercial	10,813	11,452	1,120	6,148	642
Consumer	547	639	1	417	18
Other	2,233	2,838	-	1,701	68
Total impaired loans	$23,620	$25,791	$1,122	$25,211	$2,780

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

December 31, 2016	Recorded Investment	Unpaid Balance	Related Allowance	Average Recorded Investment YTD	Interest Income Recognized YTD
	(In thousands)
Impaired loans with no related allowance:
Commercial and residential real estate	$20,477	$21,140	-	$13,875	$1,911
Construction	-	-	-	592	-
Commercial	222	229	-	243	16
Consumer	18	19	-	117	2
Other	817	1,625	-	493	-
Total	$21,534	$23,013	-	$15,320	$1,929

Impaired loans with a related allowance:
Commercial and residential real estate	$1,767	$1,890	$19	$8,590	$44
Construction	-	-	-	-	-
Commercial	6,371	6,423	155	2,937	309
Consumer	306	383	9	389	9
Other	397	444	39	348	-
Total	$8,841	$9,140	$222	$12,264	$362

Total impaired loans:
Commercial and residential real estate	$22,244	$23,030	$19	$22,465	$1,955
Construction	-	-	-	592	-
Commercial	6,593	6,652	155	3,180	325
Consumer	324	402	9	506	11
Other	1,214	2,069	39	841	-
Total impaired loans	$30,375	$32,153	$222	$27,584	$2,291

The following tables summarize by class loans classified as past due in excess of 30 days or more in addition to those loans classified as nonaccrual:

December 31, 2017	30-89 Days Past Due	90 Days + Past Due and Still Accruing	Nonaccrual	Total Nonaccrual and Past Due	Total Loans, Held for Investment
	(In thousands)
Commercial and residential
real estate	$410	-	$1,750	$2,160	$1,977,335
Construction	-	-	-	-	99,960
Commercial	1,663	-	2,079	3,742	523,330
Consumer	469	-	444	913	143,059
Other	327	-	1,281	1,608	61,979
Total	$2,869	-	$5,554	$8,423	$2,805,663

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

December 31, 2016	30-89 Days Past Due	90 Days + Past Due and Still Accruing	Nonaccrual	Total Nonaccrual and Past Due	Total Loans, Held for Investment
	(In thousands)
Commercial and residential
real estate	$1,258	-	$2,835	$4,093	$1,768,381
Construction	-	-	-	-	88,449
Commercial	37	-	1,094	1,131	461,655
Consumer	42	-	201	243	125,261
Other	-	-	1,117	1,117	71,263
Total	$1,337	-	$5,247	$6,584	$2,515,009

If nonaccrual loans outstanding during 2017, 2016 and 2015 had been current in accordance with their original terms, $252,000, $257,000 and $586,000 would have been recorded in incremental gross interest income during 2017, 2016 and 2015, respectively. The income recognized on nonaccrual loans prior to impairment during 2017, 2016 and 2015 was $93,000, $163,000 and $90,000 respectively. During 2016 and 2015, $332,000 and $118,000 of cash basis interest income was recognized on a nonaccrual loan that was moved to accruing status in the third quarter of 2016; no cash basis interest income was recognized on nonaccrual loans in 2017. With the exception of cash basis interest income, the $2,780,000 and $2,291,000 in interest income recognized on impaired loans during 2017 and 2016, respectively, is primarily comprised of interest income recognized on performing TDRs.

The Company categorizes loans into risk categories based on relevant information about the ability of a particular borrower to service its debt, such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company uses the following definitions for risk ratings, which are consistent with the definitions used in supervisory guidance:

Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral, if any, pledged to secure the loan. Loans so classified have a well-defined weakness or weaknesses that jeopardize the collection of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loans not meeting the criteria above are considered to be non-classified loans.

The following tables provide detail for the risk categories of loans by class of loans based on the most recent credit analysis performed as of the dates indicated:

December 31, 2017	Commercial & Residential Real Estate	Construction	Commercial	Consumer	Other	Total
	(In thousands)
Non-classified	$1,964,934	$99,965	$513,563	$142,512	$57,256	$2,778,230
Substandard	12,497	-	9,792	554	4,726	27,569
Doubtful	-	-	-	-	-	-
Subtotal	1,977,431	99,965	523,355	143,066	61,982	2,805,799
Deferred fees and costs	(96)	(5)	(25)	(7)	(3)	(136)
Loans, held for investment, net	$1,977,335	$99,960	$523,330	$143,059	$61,979	$2,805,663

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

December 31, 2016	Commercial & Residential Real Estate	Construction	Commercial	Consumer	Other	Total
	(In thousands)
Non-classified	$1,742,974	$88,451	$456,861	$124,932	$68,978	$2,482,196
Substandard	25,450	-	4,805	332	2,287	32,874
Doubtful	-	-	-	-	-	-
Subtotal	1,768,424	88,451	461,666	125,264	71,265	2,515,070
Deferred fees and costs	(43)	(2)	(11)	(3)	(2)	(61)
Loans, held for investment, net	$1,768,381	$88,449	$461,655	$125,261	$71,263	$2,515,009

The book balance of TDRs at December 31, 2017 and December 31, 2016 was $19,256,000 and $25,219,000, respectively. Management established approximately $53,000 and $74,000 in specific reserves with respect to these loans as of December 31, 2017 and December 31, 2016. At December 31, 2017, the Company had an additional $4,181,000 committed on loans classified as troubled debt restructurings. At December 31, 2016, the Company had an additional $2,238,000 committed on loans classified as troubled debt restructurings.

During the year ended December 31, 2017, the terms of 33 loans totaling $12,062,000 were modified in troubled debt restructurings. The modification of the terms of such loans included 19 restructurings of payment terms and 14 loan renewals with terms more favorable to the borrowers than would otherwise be available based on the borrower’s financial strength. As a result of these modifications, the Company did not recognize any additional charge-offs during 2017.

During the year ended December 31, 2016, the terms of 19 loans totaling $7,765,000 were modified in troubled debt restructurings. The modification of the terms of such loans included 10 restructurings of payment terms and nine loan renewals with terms more favorable to the borrowers than would otherwise be available based on the borrower’s financial strength. As a result of these modifications, the Company did not recognize any additional charge-offs during 2016.

The following tables present loans by class modified as troubled debt restructurings that occurred during the years indicated:

Year Ended December 31, 2017:
Troubled Debt Restructurings	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment

		(In thousands)
Commercial and residential
real estate	12	$2,935	$2,935
Construction	-	-	-
Commercial	15	7,991	7,991
Consumer	1	51	51
Other	5	1,085	1,085
Total	33	$12,062	$12,062

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Year Ended December 31, 2016:
Troubled Debt Restructurings	Number of Loans	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment

		(In thousands)
Commercial and residential
real estate	2	$1,018	$1,018
Construction	-	-	-
Commercial	16	6,650	6,650
Consumer	-	-	-
Other	1	97	97
Total	19	$7,765	$7,765

A TDR loan is considered to be in payment default once it is 90 days contractually past due under the modified terms. No TDRs defaulted during the years ended December 31, 2017 or December 31, 2016.

(7)	Premises and Equipment

A summary of the cost and accumulated depreciation and amortization of premises and equipment at December 31 is as follows:

	2017	2016

	(In thousands)
Land	$15,354	$16,826
Buildings	59,060	58,637
Leasehold improvements	3,790	3,691
Equipment and Software	17,506	16,553
Leasehold interest in land	684	684
Subtotal	$96,394	$96,391
Accumulated depreciation and amortization	(30,520)	(29,001)
Total premises and equipment	$65,874	$67,390
Depreciation expense for the years ended December 31, 2017, 2016 and 2015 was approximately $2,971,000, $2,713,000 and $2,747,000, respectively. Such amounts are classified in occupancy and furniture and equipment expense.

Operating Leases: Pursuant to the terms of non-cancelable lease agreements in effect at December 31, 2017 pertaining to banking premises, future minimum rent commitments under various operating leases are as follows (in thousands):

2018	$1,721
2019	1,698
2020	1,724
2021	1,664
2022	1,316
Thereafter	3,407
$11,530

Certain leases contain options to extend the lease terms for five to twenty-one years. The cost of such extensions is not included in the above rental commitments. Rent expense for the years ended December 31, 2017, 2016 and 2015 was $1,704,000, $1,849,000 and $2,213,000, respectively.

(8)	Goodwill and Other Intangible Assets

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The Company recognized $8,702,000 in goodwill as a result of the Castle Rock transaction on October 27, 2017 and $56,404,000 in goodwill as a result of the Home State transaction on September 8, 2016.

Other intangible assets with finite lives are amortized over their respective estimated useful lives to their estimated residual values. As of December 31, 2017, the Company had intangible assets comprised of its core deposit intangible assets and customer relationship intangible assets.

The following table presents the gross amounts of core deposit intangible assets and customer relationship intangible assets and the related accumulated amortization at the dates indicated:

		December 31,
	Useful Life	2017	2016

		(In thousands)
Core deposit intangible assets	10 - 15 years	$75,956	$74,087
Core deposit intangible assets accumulated amortization		(65,272)	(63,112)
Core deposit intangible assets, net		$10,684	$10,975

Customer relationship intangible assets	10 years	6,243	6,243
Customer relationship intangible assets accumulated amortization		(2,486)	(1,901)
Customer relationship intangible assets, net		$3,757	$4,342

Total other intangible assets, net		$14,441	$15,317

Amortization expense for the years ended December 31, 2017, 2016 and 2015 was $2,745,000, $1,557,000 and $1,981,000, respectively. Estimated amortization expense for the next five years, and thereafter, is as follows (in thousands):

Total
Fiscal year ending:
2018	$2,705
2019	2,188
2020	1,935
2021	1,795
2022	1,597
Thereafter	4,221
$14,441

(9)	Deposits

The aggregate amount of time deposits in denominations of $250,000 or more at December 31, 2017 and December 31, 2016 was $88,449,000 and $56,018,000, respectively.

At December 31, 2017 and December 31, 2016, the Bank had $95,299,000 and $94,338,000, respectively, in brokered time deposits. At December 31, 2017 and December 31, 2016, the Bank had $25,035,000 and $15,006,000, respectively, in brokered money market accounts. Reciprocal time deposits at December 31, 2016 were $1,206,000. There were no reciprocal time deposits at December 31, 2017.

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

At December 31, 2017, the scheduled maturities of time deposits are as follows (amounts in thousands):

2018	$339,410
2019	81,482
2020	21,279
2021	8,983
2022	7,733
$458,887

(10)	Securities Sold Under Agreements to Repurchase

The following is a summary of information pertaining to securities sold under agreement to repurchase at December 31:

	2017	2016

	(Dollars in thousands)
Ending Balance	$44,746	$36,948
Weighted-average interest rate at year-end	0.20%	0.19%

Securities sold under agreements to repurchase, which are classified as secured borrowings, generally mature within one to four days from the transaction date. Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. The Company may be required to provide additional collateral based on the fair value of the underlying security. The securities sold under agreements to repurchase are collateralized by government agency and mortgage-backed securities held by the Company, which had carrying values of $57,183,000 and $42,825,000 at December 31, 2017 and December 31, 2016, respectively.

Information concerning securities sold under agreements to repurchase is summarized below:

	Year Ended December 31,
	2017	2016	2015

	(Dollars in thousands)
Average daily balance during the year	$37,332	$25,221	$24,531
Average interest rate during the year	0.19%	0.21%	0.18%
Maximum month-end balance during the year	$48,391	$38,089	$31,977

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(11)	Borrowings

A summary of borrowings is as follows:

	Principal	Interest Rate	Maturity Date	Total Committed
	(Dollars in thousands)
December 31, 2017
Short-term borrowings:
FHLB line of credit	$157,444	1.47%	overnight	$706,251
Total short-term borrowings	$157,444

Long-term borrowings:
FHLB term notes (fixed rate)	20,000	2.52%	January 23, 2018	See below
FHLB term notes (variable rate)	25,000	1.48%	March 7, 2018	See below
FHLB term notes (variable rate)	25,000	1.45%	August 3, 2018	See below
Total long-term borrowings	$70,000

Total borrowings	$227,444

December 31, 2016
Short-term borrowings:
FHLB line of credit	$124,691	0.72%	overnight	$597,202
Total short-term borrowings	$124,691

Long-term borrowings:
FHLB term notes (fixed rate)	22,477	Range: 2.52% - 6.38%	2017 - 2018	See below
FHLB term notes (variable rate)	25,000	1.15%	March 7, 2017	See below
FHLB term notes (variable rate)	25,000	0.96%	August 4, 2017	See below
Total long-term borrowings	$72,477

Total borrowings	$197,168

At December 31, 2017, the Company’s outstanding borrowings were $227,444,000 compared to $197,168,000 at December 31, 2016. These borrowings at December 31, 2017 consisted of $70,000,000 of term notes and $157,444,000 of advances on our line of credit, both with the Federal Home Loan Bank (the “FHLB”). At December 31, 2016, outstanding borrowings consisted of $72,477,000 of term notes and $124,691,000 of advances on our line of credit, both with the FHLB.

The interest rate on the line of credit varies with the federal funds rate, and was 1.47% at December 31, 2017. The Company has three term notes with the FHLB. The first fixed-rate term note of $20,000,000 with an interest rate of 2.52% matured on January 23, 2018. The note had a prepayment penalty if paid prior to maturity and was convertible to floating rate on predetermined conversion dates at the discretion of the FHLB. If the note was converted by the FHLB, the Bank had the option to prepay the note without penalty. Additionally, the Company has two $25,000,000 variable rate term notes that mature on March 7, 2018 and August 3, 2018 and carry an interest rate that resets quarterly. As of December 31, 2017, the rates on our variable rate term notes were set at 1.48% and 1.45%.

The Company has an advance, pledge and security agreement with the FHLB and had pledged qualifying loans and securities in the amount of $706,251,000 at December 31, 2017 and $597,202,000 at December 31, 2016. The maximum credit allowance for future borrowings, including term notes and advances on the line of credit, was $477,474,000 at December 31, 2017 and $400,102,000 at December 31, 2016.

The Company had additional availability with correspondent banks of $62,400,000 and $64,005,000 at December 31, 2017 and December 31, 2016, respectively.

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Information concerning borrowings on the FHLB line of credit is summarized below:

	Year Ended December 31,
	2017	2016	2015

	(Dollars in thousands)
Average daily balance during the year	$73,042	$81,539	$130,152
Average interest rate during the year	0.99%	0.55%	0.28%
Maximum month-end balance during the year	$157,444	$185,700	$212,065

(12)	Income Taxes

The components of the income tax expense (benefit) are as follows:

	Year Ended December 31,
	2017	2016	2015

	(In thousands)
Current tax expense:
Federal	$15,894	$11,921	$7,165
State	2,215	427	-
Total current tax expense	18,109	12,348	7,165
Deferred tax expense
Federal	626	(1,026)	3,132
Re-measurement of net deferred tax asset	976	-	-
State	121	666	973
Total deferred tax expense (benefit)	1,723	(360)	4,105

Total tax expense	$19,832	$11,988	$11,270

Income tax expense attributable to income from continuing operations differed from the amounts computed by applying the U.S. federal statutory tax rate to pretax income from operations as a result of the following:

	Year Ended December 31,
	2017	2016	2015

Tax expense at statutory federal rate	35.0%	35.0%	35.0%
State tax, net of federal benefit	2.7%	2.7%	2.8%
Tax exempt income	(4.8)%	(5.1)%	(4.4)%
Re-measurement of net deferred tax asset	1.7%	—%	—%
related to 2017 Tax Cuts and Jobs Act
Other	0.7%	0.1%	—%
Effective tax rate	33.9%	32.7%	33.4%

As of December 31, 2017, the Company maintained a current tax receivable of approximately $100,000 compared to current taxes receivable at December 31, 2016 of $2,090,000. The Company’s net deferred tax asset is included in other assets at December 31, 2017 and December 31, 2016.

On December 22, 2017 President Donald Trump signed into law H.R. 1, commonly referred to as the 2017 Tax Cuts and Jobs Act. Under GAAP, the Company was required to account for the effects of this change in the period of enactment, or 2017. The direct impact to the 2017 financial statements was the re-measurement of the Company’s net deferred tax asset, which resulted in $976,000 in additional income tax expense being recognized in 2017. The impact of this re-measurement is included in the statutory rate reconciliation included above.

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Deferred tax assets and liabilities result from the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes at December 31, 2017 and December 31, 2016 are as follows:

	2017	2016

	(In thousands)
Deferred tax assets:
Allowance for loan losses	$5,733	$8,837
Other real estate owned	61	93
Other assets and accruals	1,061	1,522
Unrealized loss on available for sale securities	1,094	2,399
Unrealized loss on securities transferred to held to maturity	548	1,029
Unrealized loss on cash flow hedges	225	696
Intangible assets	515	848
Fair value adjustments on loans and other assets	3,313	5,816
Stock compensation and other	910	1,281
Total deferred tax assets:	13,460	22,521

Deferred tax liabilities:
Premises and equipment	5,211	8,321
Unrealized gain on acquired securities	1,141	1,726
Core deposit intangibles	2,774	4,394
Deferred loan costs	1,301	1,724
FHLB stock, prepaid assets, equity
investments and other liabilities	1,231	1,510
Total deferred tax liabilities	11,658	17,675
Deferred tax asset, net	$1,802	$4,846

Realization of deferred tax assets is dependent upon the generation of sufficient future taxable income during the periods in which existing deferred tax assets are expected to become deductible for income tax purposes. Based on projections of future taxable income in periods in which existing deferred tax assets are expected to become deductible, in addition to the support provided by available tax planning strategies, management determined that the realization of the Company’s net deferred tax asset was more likely than not. As a result, the Company did not recognize a valuation allowance on its net deferred tax asset as of December 31, 2017 or December 31, 2016.

As of December 31, 2017, the Company had no Federal NOL loss carryforward, Alternative Minimum Tax (“AMT”) Credit carryforward or State of Colorado net operating loss carryforward.

As of December 31, 2017 the Company does not have any known unrecognized tax benefits and does not expect the total amount of unrecognized tax benefits to change significantly in the next twelve months.

(13)	Subordinated Debentures and Trust Preferred Securities

At December 31, 2017, the Company’s outstanding subordinated debentures and notes (collectively, the “Debentures”) consisted of $65,774,000 in debt, partially offset by $709,000 in debt issuance costs. As of December 31, 2017, the Debentures carried a weighted average cost of funds of 5.14% compared to 4.95% at December 31, 2016.

The Company’s Debentures were issued in three separate series. The first two issuances have a maturity of 30 years from their date of issuance. These two issuances of Debentures were issued to trusts established by the Company, which in turn issued $25,000,000 of trust preferred securities (“TruPS”). Generally, and with certain limitations, the Company is permitted to call the Debentures subsequent to the first five or ten years, as applicable, after issuance, if certain conditions are met, or at any time upon the occurrence and continuation of certain changes in either the tax treatment or the capital treatment of the trusts, the Debentures or the TruPS. The Guaranty Capital Trust III TruPS became callable at each quarterly interest payment date

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

starting on July 7, 2008. The CenBank Statutory Trust III TruPS became callable at each quarterly interest payment date starting on April 15, 2009.

In April 2004, a predecessor to the Company formed CenBank Statutory Trust III and the trust completed an offering of $15,000,000, LIBOR plus 2.65% Cumulative TruPS, which are guaranteed by the Company. The trust also issued common securities to the predecessor of the Company and used the net proceeds from the offering to purchase $15,464,000 in principal amount of floating rate Debentures issued by the predecessor. The Company assumed the predecessor’s obligations relating to such securities upon the acquisition of the predecessor. Interest is paid quarterly and is distributed to the holders of the TruPS. These Debentures are unsecured, ranked junior and were subordinate in right of payment to all senior debt of the Company. The TruPS are subject to mandatory redemption upon repayment of the Debentures. The Company has the right, subject to events of default, to defer payments of interest on the Debentures at any time by extending the interest payment period for a period not exceeding 60 consecutive months with respect to each deferral period, provided that no extension period could extend beyond the redemption or maturity date of the Debentures. The Debentures mature on April 15, 2034 and are callable on each quarterly payment date.

In June 2003, a predecessor to the Company formed Guaranty Capital Trust III and the trust completed an offering of $10,000,000, LIBOR plus 3.10% Cumulative TruPS, which are guaranteed by the Company. The trust also issued common securities to the predecessor of the Company and used the net proceeds from the offering to purchase $10,310,000 in principal amount of Debentures issued by the predecessor. The Company assumed the predecessor’s obligations relating to such securities upon the acquisition of the predecessor. Interest is paid quarterly and is distributed to the holders of the TruPS. The other terms and condition of these Debentures are substantially similar to those described under the CenBank Statutory Trust III. The Debentures mature on July 7, 2033 and are callable on each quarterly interest payment date.

Under the terms of each indenture pursuant to which the two respective Debentures were issued, the Company has the ability to defer interest on the Debentures for a period not exceeding 60 consecutive months as long as it is in compliance with all covenants of the respective indenture. Such a deferral is not an event of default under each indenture and interest on the Debentures continues to accrue during the deferral period. No interest is being deferred as of December 31, 2017.

The Company is not considered the primary beneficiary of the trusts that issued the TruPS (variable interest entities); therefore, the trusts are not consolidated in the Company’s financial statements and these two Debentures are shown as liabilities. The Company’s investment in the common stock of each trust is included in other assets in the Company’s consolidated balance sheets.

In July 2016, the Company issued its third set of Debentures in anticipation of closing on the Home State transaction. This third issuance of $40,000,000 fixed-to-floating rate subordinated Debentures yield 5.75% and are due July 20, 2026. These Debentures initially bear a fixed interest rate of 5.75% per annum, payable semi-annually in arrears. The carrying balance of these Debentures at December 31, 2017 was comprised of the $40,000,000 face amount net of unamortized debt-issuance costs of $709,000. On July 20, 2021, and, thereafter, the interest on the Debentures will be payable quarterly in arrears, at an annual floating rate equal to three-month LIBOR as determined by the applicable quarterly period, plus 4.73%.

As of December 31, 2017, the Company was in compliance with all financial covenants of all three Debentures.

At December 31, 2017, the Company had accrued, unpaid interest on all three Debentures of approximately $1,305,000 compared to $1,286,000 at December 31, 2016. Interest payable on Debentures is included in interest payable and other liabilities, on the consolidated balance sheets.

Although the securities issued by each of the trusts are not included as a component of stockholders’ equity in the consolidated balance sheets, they are treated as capital for regulatory purposes. Specifically, under applicable regulatory guidelines, the $25,000,000 of TruPS issued by the trusts qualify as Tier 1 capital, up to a maximum of 25% of capital on an aggregate basis. Any amount that exceeds 25% qualifies as Tier 2 capital. At both December 31, 2017 and December 31, 2016, the full $25,000,000 of the TruPS qualified as Tier 1 capital. The $40,000,000 from July 2016 issuance qualifies for inclusion in Tier 2 capital.

Under the Dodd-Frank Act and a joint rule from the Federal Reserve Board, the OCC, and the FDIC, certain TruPS are no longer eligible to be included as Tier 1 capital for regulatory purposes. However, an exception to this statutory prohibition

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

applies to securities issued prior to May 19, 2010 by bank holding companies with less than $15 billion in total assets. As we have less than $15 billion in total assets and issued all of our TruPS prior to May 19, 2010, our TruPS continue to be eligible to be treated as Tier 1 capital, subject to other rules and limitations.

The following table summarizes the terms of each outstanding subordinated debenture issuance at December 31, 2017 (dollars in thousands):

	Date Issued	Amount	Maturity Date	Call Date *	Fixed or Variable	Rate Adjuster	Current Rate	Next Rate Reset Date**

CenBank Trust III	4/8/2004	15,464	4/15/2034	4/15/2018	Variable	LIBOR + 2.65%	4.01%	4/15/2018
Guaranty Capital Trust III	6/30/2003	10,310	7/7/2033	4/7/2018	Variable	LIBOR + 3.10%	4.46%	4/7/2018
Subordinated Note	7/18/2016	40,000	7/20/2026	N/A	Fixed	LIBOR + 4.73%	5.75%	7/20/2021
* Call date represents the earliest or next date the Company can call the debentures.
** On January 7, 2018, the rate on the Guaranty Capital Trust III subordinated debentures reset to 4.82%. On January 15, 2018, the rate on the CenBank Trust III subordinated debentures reset to 4.37%. The subordinated notes issued July 18, 2016 are fixed at 5.75% until July 20, 2021 at which point the notes turn to floating rate at three-month LIBOR plus 4.73%.

(14)	Commitments

The Bank enters into credit-related financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Bank’s exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same credit policies in making commitments, including obtaining collateral, if necessary, as it does for on-balance sheet instruments.

At December 31 of the year indicated, the following financial instruments were outstanding whose contract amounts represented credit risk:

	2017	2016

	(In thousands)
Commitments to extend credit:
Variable	$508,186	$436,546
Fixed	116,026	95,607
Total commitments to extend credit	$624,212	$532,153

Standby letters of credit	$12,398	$10,292

At December 31, 2017, the rates on the fixed rate commitments to extend credit ranged from 2.44% to 7.00%.

A commitment to extend credit is an agreement to lend to a customer as long as there is no violation of any condition established in the underlying contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Commitments may expire without being fully drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. Off-balance sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated.

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

A commitment to extend credit under an overdraft protection agreement is a commitment for a possible future extension of credit to an existing deposit customer. These lines of credit are uncollateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Bank is committed.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. These letters of credit are primarily issued to support public and private borrowing arrangements. A majority of letters of credit issued have expiration dates within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral supporting these commitments if deemed necessary.

(15)	Legal Contingencies

The Company and the Bank are defendants, from time to time, in legal actions at various points of the legal process, including appeals, arising from transactions conducted in the ordinary course of business. Management believes, after consultations with legal counsel that it is not probable that the outcome of current legal actions will result in a liability that has a material adverse effect on the Company’s consolidated financial position, results of operations, comprehensive income or cash flows. In the event that such legal action results in an unfavorable outcome, the resulting liability could have a material adverse effect on the Company’s consolidated financial position, results of operations, comprehensive income or cash flows.

In the third quarter 2017, the Company incurred a $1,600,000 charge for a litigation settlement. The settlement related to a commercial borrower who filed counterclaims immediately after the Bank began collection efforts on its defaulted loan. The Company successfully defended all initial counterclaims, but at the onset of the initial trial, one new claim was raised and resulted in a hung jury. After a successful appeals process, the final claim was scheduled for a retrial in the third quarter of 2017. Prior to this retrial, the former borrower requested a conference to settle this remaining issue and after negotiation, the Company agreed to settle with the borrower to eliminate the expected significant costs of continued litigation.

(16)	Employee Benefit Plans

Substantially all employees are eligible to participate in the Company’s 401(k) plan. Employees may contribute up to 100% of their compensation subject to certain limits based on federal tax laws. The Company makes matching contributions equal to a specified percentage of the employee’s compensation as defined by the plan. For years ended December 31, 2017, 2016 and 2015, matching contributions to the 401(k) plan were $764,000, $615,000 and $503,000, respectively.

Stock-Based Compensation

Under the Company’s Incentive Plan, which expired by its terms on April 4, 2015, the Company’s Board of Directors had the authority to grant stock-based compensation awards prior to the plan’s expiration. Under the 2015 Plan, which was approved by the Company’s stockholders at the May 5, 2015 annual meeting, the Company’s Board of Directors maintains the authority to grant stock-based compensation awards to nonemployee directors, key employees, consultants and prospective employees.

Stock-based compensation awards issuable under the 2015 Plan include, and that were issuable under the Incentive Plan, included, the grant of stock-based compensation awards in the form of options, restricted stock awards, restricted stock unit awards, performance stock awards, stock appreciation rights and other equity based awards. Likewise, the Incentive Plan provided for, and the 2015 Plan provides, that eligible participants may be granted shares of Company common stock that are subject to forfeiture until the grantee vests in the stock award based on the established conditions, which may include service conditions, established performance measures or both.

Prior to the vesting of stock awards that are subject to a service vesting condition, each grantee has the rights of a stockholder with respect to voting the shares of stock represented by the award. The grantee is not entitled to dividend rights with respect to the shares of stock until vesting occurs. Prior to vesting of the stock awards with performance vesting conditions, each grantee has the rights of a stockholder with respect to voting of the shares of stock represented by the award. The recipient is generally not entitled to dividend rights with respect to unvested shares. Other than the stock awards with service and performance-based vesting conditions, no other grants have been made under the Incentive Plan or the 2015 Plan.

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Under the provisions of the 2015 Plan and the Incentive Plan grants of stock-based compensation awards of 935,000 and 1,700,000 shares, respectively, were authorized, subject to adjustments upon the occurrence of certain events. As of December 31, 2017, there were 234,204 and 199,945 outstanding awards under the 2015 Plan and the Incentive Plan, respectively. As of December 31, 2017, there were 619,819 shares remaining available for grant under the 2015 Plan. As of December 31, 2016, there were 178,513 and 334,674 outstanding awards under the 2015 Plan and the Incentive Plan, respectively and 728,305 shares remaining available for grant under the 2015 Plan.

Of the 434,149 shares represented by unvested awards at December 31, 2017, approximately 421,000 shares are expected to vest. At December 31, 2017, there were 290,066 shares of restricted stock outstanding that were subject to a performance condition. As of December 31, 2017, management expects that approximately 283,000 of these shares will vest and that the remaining shares will expire unvested. The performance shares that are expected to vest relate to awards granted to various key employees from March 2014 through November 2017. The vesting of these performance shares is contingent upon meeting certain return on average asset performance measures. The performance-based shares awarded in 2014, 2015, 2016 and 2017 each include a “threshold” and “target” performance level, with vesting determined based on where actual performance falls in relation to the numeric range represented by these performance criteria. As of December 31, 2017, management expected that all of the performance awards made in 2014, 2015, 2016 and 2017 not forfeited from a failure by the grantee to provide the requisite service will vest, which is consistent with the level of expense currently being recognized over the vesting period. Should this expectation change, the accrual of compensation expense in future periods could be impacted.

A summary of the status of unearned stock awards and the change during the period is presented in the table below:

	Shares	Weighted Average Fair Value on Award Date
Unearned at January 1, 2017	513,187	$14.39
Awarded	116,030	24.95
Forfeited	(9,073)	19.51
Vested	(185,995)	14.52
Unearned at December 31, 2017	434,149	$17.05

The Company recognized $3,023,000, $3,121,000 and $2,739,000 in stock-based compensation expense for services rendered for the years ended December 31, 2017, 2016 and 2015, respectively. The total income tax benefit recognized for share-based compensation arrangements was $1,149,000, $1,186,000 and $1,041,000 for the years ending December 31, 2017, 2016 and 2015, respectively. The grant date fair value of restricted stock awards granted in 2017, 2016 and 2015 was $2,894,000, $2,998,000 and $2,427,000, respectively. The fair value of vested shares as of the date of vesting were $4,711,000, $4,334,000 and $2,250,000 in 2017, 2016 and 2015 respectively. At December 31, 2017, compensation cost of $3,470,000 related to unvested awards not yet recognized is expected to be recognized over a weighted-average period of 1.1 years.

(17)	Related-Party Transactions

Related parties include directors, executive officers and their affiliates. Deposits from related parties held by the Company at December 31, 2017 and 2016 amounted to $3,135,000 and $3,330,000, respectively. At December 31, 2017, the Company had two loans to one related party with a total balance of $568,000. At December 31, 2016, the Company had no loans to related parties.

On December 2, 2016, the Company entered into an Exchange Agreement with Castle Creek Capital Partners IV, LP providing for the exchange of 1,019,000 shares of the Company’s non-voting common stock, which represented 100% of the outstanding shares of non-voting common stock, for 1,019,000 shares of the Company’s voting common stock.

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(18)	Fair Value Measurements and Fair Value of Financial Instruments

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets.

Level 2 - Significant other observable inputs other than Level 1 prices such as quoted prices in markets that are not active, quoted prices for similar assets, or other inputs that are observable, either directly or indirectly, for substantially the full term of the asset.

Level 3 - Significant unobservable inputs that reflect a reporting entity’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

A financial instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. Transfers of financial instruments between levels within the fair value hierarchy are recognized on the date management determines that the underlying circumstances or assumptions have changed.
Fair values of our securities are determined through the utilization of evaluated pricing models that vary by asset class and incorporate available market information (Level 2). The evaluated pricing models apply available information, as applicable, through processes such as benchmark curves, benchmarking of like securities, sector groupings, and matrix pricing to prepare evaluations. These models assess interest rate impact, develop prepayment scenarios and take into account market conventions. For securities where routine valuation techniques are not used, management utilizes a discounted cash flow model with market-adjusted discount rates or other unobservable inputs to estimate fair value. Due to the lack of ratings available on these securities, management determined that a relationship to other benchmark quoted securities was unobservable and as a result these securities should be classified as Level 3 (Level 3 inputs). The valuation of the Company’s Level 3 bonds is highly sensitive to changes in unobservable inputs.

Currently, the Company uses interest rate swaps to help manage interest rate risk. The fair value of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash payments (or receipts) and the discounted expected variable cash receipts (or payments). The variable cash receipts (or payments) are based on the expectation of future interest rates (forward curves) derived from observed market interest rate curves (Level 2 inputs). The Company considers the value of the swaps to be sensitive to fluctuations in interest rates.

Financial Assets and Liabilities Measured on a Recurring Basis

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Assets and liabilities measured at fair value on a recurring basis are summarized below:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance
	(In thousands)
Assets/(Liabilities) at December 31, 2017
State and municipal securities	$—	$75,162	$7,324	$82,486
Mortgage-backed securities – agency /
residential	—	131,180	-	131,180
Corporate securities	—	103,512	-	103,512
Collateralized loan obligations	—	12,799		12,799
Interest rate swaps - cash flow hedge	—	(1,010)	-	(1,010)

Assets/(Liabilities) at December 31, 2016
State and municipal securities	$—	$49,856	$31,752	$81,608
Mortgage-backed securities – agency /
residential	—	129,832	-	129,832
Mortgage-backed securities – private /
residential	—	265	-	265
Corporate securities	—	86,246	-	86,246
Collateralized loan obligations	—	26,277		26,277
Interest rate swaps - cash flow hedge	—	(1,929)	-	(1,929)

There were no transfers of financial assets and liabilities among Level 1, Level 2 and Level 3 during 2017 or 2016.

The table below presents a reconciliation and income statement classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2017:

State and Municipal Securities
(In thousands)
Beginning balance December 31, 2016	$31,752
Total unrealized gains (losses) included in:
Net income	(233)
Other comprehensive income (loss)	-
Sales, calls and prepayments	(24,195)
Transfers in and (out) of Level 3	-
Balance December 31, 2017	$7,324

For the year ended December 31, 2017, there was no other comprehensive income or loss for assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) as a result of consistent mark-to-market valuations at December 31, 2017 and December 31, 2016. For the year ended December 31, 2017 the amount included in net income included a $241,000 loss on the sale of the Company’s largest Level 3 municipal bond, partially offset by $8,000 in accretion on Level 3 bonds. For the year ended December 31, 2016, the amounts included in net income include accretion of any discount on these Level 3 bonds.

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The table below presents a reconciliation and income statement classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2016:

State and Municipal Securities
(In thousands)
Beginning balance January 1, 2016	$32,040
Total unrealized gains (losses) included in:
Net income	6
Other comprehensive income (loss)	-
Sales, calls and prepayments	(425)
Acquisition of Level 3 security	131
Transfers in and (out) of Level 3	-
Balance December 31, 2016	$31,752

For the year ended December 31, 2016, there was no other comprehensive income or loss for assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) as a result of consistent mark-to-market valuations at December 31, 2016 and December 31, 2015.

The following tables present quantitative information about Level 3 fair value measurements on the Company’s state and municipal securities at December 31, 2017 and December 31, 2016:

December 31, 2017	Fair Value	Valuation Technique	Unobservable Inputs	Range
	(In thousands)
State and municipal securities	$7,324	discounted cash flow	discount rate	2.50%-3.00%
Total	$7,324

December 31, 2016	Fair Value	Valuation Technique	Unobservable Inputs	Range
	(In thousands)
State and municipal securities	$31,752	discounted cash flow	discount rate	2.29%-4.75%
Total	$31,752

Financial Assets and Liabilities Measured on a Nonrecurring Basis

Financial assets and liabilities measured at fair value on a nonrecurring basis were not material as of December 31, 2017 and December 31, 2016.

Nonfinancial Assets and Liabilities Measured on a Nonrecurring Basis

Nonfinancial assets and liabilities measured at fair value on a nonrecurring basis were not material as of December 31, 2017 and December 31, 2016.

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Fair Value of Financial Instruments

The estimated fair values, and related carrying amounts, of the Company’s financial instruments are as follows:

		Fair Value Measurements at December 31, 2017:
	Carrying Amount	Level 1	Level 2	Level 3	Total
	(In thousands)
Financial assets:
Cash and cash equivalents	$51,553	$51,553	—	$—	$51,553
Time deposits with banks	254	254	—	—	254
Securities available for sale	329,977	—	322,653	7,324	329,977
Securities held to maturity	259,916	—	255,189	2,476	257,665
Bank stocks	24,419	n/a	n/a	n/a	n/a
Loans held for sale	1,725	1,898	—	—	1,898
Loans held for investment, net	2,782,413	—	—	2,771,262	2,771,262
Accrued interest receivable	11,441	—	11,441	—	11,441

Financial liabilities:
Deposits	$2,941,627	—	$2,937,584	$—	$2,937,584
Securities sold under
agreements to repurchase	44,746	—	44,746	—	44,746
Short-term borrowings	157,444	—	157,444	—	157,444
Subordinated debentures	65,065	—	—	61,129	61,129
Long-term borrowings	70,000	—	70,141	—	70,141
Accrued interest payable	1,930	—	1,930	—	1,930
Interest rate swap - cash flow hedge	1,010	—	1,010	—	1,010

		Fair Value Measurements at December 31, 2016:
	Carrying Amount	Level 1	Level 2	Level 3	Total
	(In thousands)
Financial assets:
Cash and cash equivalents	$50,111	$50,111	$—	$—	$50,111
Time deposits with banks	254	254	—	—	254
Securities available for sale	324,228	—	292,476	31,752	324,228
Securities held to maturity	243,979	—	236,857	2,547	239,404
Bank stocks	22,649	n/a	n/a	n/a	n/a
Loans held for sale	4,129	4,542	—	—	4,542
Loans held for investment, net	2,491,759	—	—	2,504,144	2,504,144
Accrued interest receivable	9,825	—	9,825	—	9,825

Financial liabilities:
Deposits	$2,699,084	$—	$2,696,766	$—	$2,696,766
Securities sold under
agreements to repurchase	36,948	—	36,948	—	36,948
Short-term borrowings	124,691	—	124,691	—	124,691
Subordinated debentures	64,981	—	—	60,048	60,048
Long-term borrowings	72,477	—	72,769	—	72,769
Accrued interest payable	1,661	—	1,661	—	1,661
Interest rate swap - cash flow hedge	1,929	—	1,929	—	1,929

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Company’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument.

Certain financial instruments and all nonfinancial instruments are excluded from the disclosure requirements. Therefore, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions are used by the Company in estimating fair value disclosures for financial instruments:

(a)	Cash and Cash Equivalents

The carrying amounts of cash and short-term instruments approximate fair values (Level 1).

(b)	Securities and Bank Stocks

Fair values for securities available for sale and held to maturity are generally determined through the utilization of evaluated pricing models that vary by asset class and incorporate available market information (Level 2). The evaluated pricing models apply available information, as applicable, through processes such as benchmark curves, benchmarking of like securities, sector groupings, and matrix pricing to prepare evaluations. These models assess interest rate impact, develop prepayment scenarios and take into account market conventions. For positions that are not traded in active markets or are subject to transfer restrictions (i.e., bonds valued with Level 3 inputs), management uses a combination of reviews of the underlying financial statements, appraisals and management’s judgment regarding credit quality and intent to sell in order to determine the value of the bond.

It is not practical to determine the fair value of bank stocks due to restrictions placed on the transferability of FHLB stock, Federal Reserve Bank stock and Bankers’ Bank of the West stock. These three stocks comprise the majority of the balance of the Company’s bank stocks.

(c)	Loans Held for Investment

For variable rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values (Level 3). Fair values for other loans (e.g., commercial real estate and investment property mortgage loans and commercial loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality (Level 3). Impaired loans are valued at the lower of cost or fair value when specific reserves are attributed to these loans because the present value of expected cash flows or the net realizable value of collateral is less than the impaired loan’s recorded investment. The methods utilized to estimate the fair value of loans do not necessarily represent an exit price.

(d)	Loans Held for Sale

Loans held for sale are carried at the lower of cost or fair value, with fair value determined by the sales price agreed upon in negotiations with the purchaser (Level 1).

(e)	Deposits

The fair values of demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amount) (Level 2). The carrying amounts of variable rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date (Level 2). Fair values for fixed rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits (Level 2).

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(f)	Short-term Borrowings

The carrying amounts of federal funds purchased, borrowings under repurchase agreements, and other short-term borrowings maturing within ninety days approximate their fair values (Level 2).

(g)	Long-term Borrowings

The fair values of the Company’s long-term borrowings are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements (Level 2).

(h)	Subordinated Debentures

The fair values of the Company’s Subordinated Debentures are estimated using discounted cash flow analyses based on the Company’s current incremental borrowing rates for similar types of borrowing arrangements (Level 3).

(i)	Accrued Interest Receivable/Payable

The carrying amounts of accrued interest approximate fair value (Level 2).

(j)	Interest Rate Swaps, net

The fair value of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash payments (or receipts) and the discounted expected variable cash receipts (or payments). The variable cash receipts (or payments) are based on the expectation of future interest rates (forward curves) derived from observed market interest rate curves (Level 2).

(k)	Off-balance Sheet Instruments

Fair values for off-balance sheet, credit-related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing. The fair value of commitments is not material.

(19)	Derivatives and Hedging Activities

The Company is exposed to certain risks arising from both its business operations and economic conditions. The Company principally manages its exposures to a wide variety of business and operational risks through management of its core business activities. The Company utilizes derivative financial instruments to assist in the management of interest rate risk, primarily helping to secure long-term borrowing rates. Specifically, the Company enters into derivative financial instruments to manage exposures that arise from business activities that result in the payment or receipt of future known and uncertain cash amounts, the value of which are determined by interest rates. The Company’s derivative financial instruments are used to manage differences in the amount, timing and duration of the Company’s known or expected cash payments or receipts principally related to certain variable-rate borrowings. The Company does not use derivatives for trading or speculative purposes.

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The table below presents the fair value of the Company’s derivative financial instruments as well as their classification on the consolidated balance sheet as of December 31, 2017 and December 31, 2016:

	Balance
	Sheet	Fair Value December 31,
	Location	2017	2016

		(In thousands)
Derivatives designated as hedging instruments
Assets:
Interest rate swaps	Other assets	-	-
Liabilities:
Interest rate swaps	Other liabilities	$1,010	$1,929

The Company’s objectives in using interest rate derivatives are to add stability and predictability to interest expense and to manage the Company’s exposure to interest rate movements. To accomplish this objective, the Company primarily uses interest rate swaps as part of its interest rate risk management strategy. For hedges of the Company’s variable-rate borrowings, interest rate swaps designated as cash flow hedges involve the receipt of variable amounts from a counterparty in exchange for the Company making fixed payments. As of December 31, 2017 and December 31, 2016, the Company had two forward-starting interest rate swaps with an aggregate notional amount of $50,000,000 that were each designated as cash flow hedges associated with the Company’s forecasted variable-rate borrowings. The first $25,000,000 swap became effective in June 2015 at a fixed rate of 2.46% and matures in June 2020. The second $25,000,000 swap became effective in March 2016 at a fixed rate of 3.00% and matures in March 2021.

Summary information about the interest-rate swaps designated as cash flow hedges as of December 31, 2017 and December 31, 2016 is included in the table below:

	2017	2016

	(Dollars in thousands)
Notional amounts	$50,000	$50,000
Weighted average pay rates	2.73%	2.73%
Weighted average receive rates	3 month LIBOR	3 month LIBOR
Weighted average maturity	2.9 years	3.9 years
Unrealized gains (losses)	$(1,010)	$(1,929)

The effective portion of changes in the fair value of derivatives designated and that qualify as cash flow hedges is recorded in AOCI and is subsequently reclassified into earnings in the period that the hedged forecasted transaction affects earnings. The ineffective portion of the change in fair value of the derivatives is recognized directly in earnings. The Company’s cash flow hedges are used to hedge the forecasted variable cash outflows associated with forecasted issuances of FHLB advances. During 2017, 2016, and 2015, the income statement effect of hedge ineffectiveness was not material.

Amounts reported in AOCI related to derivatives will be reclassified to interest expense as interest payments are made on the Company’s variable-rate liabilities. Management expects that, during the next 12 months, approximately $446,000 will be reclassified from AOCI into interest expense.

The Company executes interest rate swaps with commercial banking customers to facilitate their respective risk management strategies. Those interest rate swaps are simultaneously hedged by offsetting interest rate swaps that the Company executes with another third party, such that the Company minimizes its net risk exposure resulting from such transactions. As the interest rate swaps associated with this program do not meet the strict hedge accounting requirements, changes in the fair value of both the customer swaps and the offsetting swaps are recognized directly in earnings. The impact of these customer interest rate swaps on the Company’s financial statements was immaterial for the periods covered by this report.

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The table below presents the effect of the Company’s derivative financial instruments on both comprehensive income and net income for the years ended December 31, 2017 and December 31, 2016:

	Income
Interest Rate Swaps with	Statement	December 31,
Hedge Designation	Location	2017	2016

		(In thousands)
Gain or (loss) recognized in OCI on
derivative - net of tax	Not applicable	$84	$(183)
(Gain) or loss reclassified from
accumulated OCI into income
(effective portion) - net of tax	Interest expense	$485	$573

The Company has agreements with its derivative counterparties that contain a cross-default provision whereby if the Company defaults on any of its indebtedness, including default where repayment of the indebtedness has not been accelerated by the lender, then the Company could also be declared in default on its derivative obligations.

The Company has minimum collateral posting thresholds with certain of its derivative counterparties and has posted $3,751,000 against its obligations under these agreements. If the Company had breached any of these provisions at December 31, 2017, it could have been required to settle its obligations under the agreements at the termination value.

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(20)	Accumulated Other Comprehensive Income

The following table summarizes the changes within each classification of accumulated other comprehensive income (loss) (“AOCI”) net of tax for the years ended December 31, 2017, 2016 and 2015:

	Unrealized Gains and Losses on Available for Sale Securities	Unrealized Gains and Losses on Held to Maturity Securities	Unrealized Gains and Losses on Cash Flow Hedges	Total
	(In thousands)
Balance, January 1, 2015	$(965)	$(1,277)	$(885)	$(3,127)
Other comprehensive income (loss)
before reclassifications, net of tax	(1,221)	—	(775)	(1,996)
Net unrealized losses on securities transferred
from available for sale, to held to maturity
net of tax	465	(465)	—	—
Amounts reclassified from accumulated
other comprehensive income (loss), net of tax	(82)	265	135	318
Net other comprehensive income (loss)	(838)	(200)	(640)	(1,678)
Balance, December 31, 2015	$(1,803)	$(1,477)	$(1,525)	$(4,805)

Other comprehensive income (loss)
before reclassifications, net of tax	$(2,668)	$—	$(183)	$(2,851)
Net unrealized losses on securities transferred
from available for sale, to held to maturity
net of tax	513	(513)	—	—
Amounts reclassified from accumulated
other comprehensive income (loss), net of tax	45	312	573	930
Net other comprehensive income (loss)	(2,110)	(201)	390	(1,921)
Balance, December 31, 2016	$(3,913)	$(1,678)	$(1,135)	$(6,726)

Other comprehensive income (loss)
before reclassifications, net of tax	1,158	—	84	1,242
Net unrealized losses on securities transferred
from available for sale, to held to maturity
net of tax	—	—	—	—
Amounts reclassified from accumulated
other comprehensive income (loss), net of tax	4	301	485	790
Net other comprehensive income (loss)	1,162	301	569	2,032
Balance, December 31, 2017	$(2,751)	$(1,377)	$(566)	$(4,694)

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The following table summarizes the significant amounts reclassified out of each component of AOCI for the years ended December 31, 2017, 2016 and 2015:

Details about				Affected Income Statement
AOCI Components	Amount Reclassified from AOCI			Line Item
	Year Ended December 31,
	2017	2016	2015
	(In thousands)
Unrealized gains and losses on
available for sale securities	$6	$73	$(132)	(Gain) loss on the sale of securities
	(2)	(28)	50	Income tax effect
	$4	$45	$(82)	Net income
Unrealized gains and losses on
held to maturity securities	$486	$504	$427	Interest income
	(185)	(192)	(162)	Income tax effect
	$301	$312	$265	Net income
Unrealized gains and losses on
cash flow hedges	$783	$925	$218	Interest expense
	(298)	(352)	(83)	Income tax effect
	$485	$573	$135	Net income

Total reclassifications
for the period	$790	$930	$318	Net income

(21)	Regulatory Capital Matters

The Holding Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Company’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors. At December 31, 2017 and 2016, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There have been no conditions or events since that notification that management believes have changed the Bank’s category.

Current risk-based regulatory capital standards generally require banks and bank holding companies to maintain a ratio of Common Equity Tier 1 capital to risk-weighted assets of at least 4.50%, a ratio of Tier 1 capital to risk-weighted assets of at least 6.00%, a ratio of Tier 1 capital to average total assets (leverage ratio) of at least 4.00% and a ratio of total capital (which includes Tier 1 capital plus certain forms of subordinated debt, a portion of the allowance for loan and lease losses, and preferred stock) to risk-weighted assets of at least 8.00%. However, under the final rule on Enhanced Regulatory Capital Standards, commonly referred to as Basel III, which became effective in the first quarter 2015, a capital conservation buffer of 2.5%, comprised of Common Equity Tier 1 was established above the regulatory minimum capital requirement. The capital conservation buffer phase-in period began January 1, 2016 and will become fully effective on January 1, 2019. A fully phased-in capital conservation buffer is included in the table below. Management believes that the Holding Company and the Bank met all capital adequacy requirements to which they are subject.

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The Company’s and the Bank’s actual capital amounts and ratios as of both December 31, 2017 and December 31, 2016 are presented in the table below:

	Actual		Minimum Requirement for “Adequately Capitalized” Institution plus fully phased in Capital Conservation Buffer		Minimum Requirement for "Well-Capitalized" Institution
	Amount	Ratio	Amount	Ratio	Amount	Ratio

	Dollars in thousands
As of December 31, 2017:
Common Equity Tier 1 Risk-Based
Capital Ratio
Consolidated	$335,153	10.57%	$221,969	7.00%	N/A	N/A
Guaranty Bank and Trust Company	389,698	12.29%	221,923	7.00%	$206,071	6.50%
Tier 1 Risk-Based Capital Ratio
Consolidated	360,153	11.36%	269,534	8.50%	N/A	N/A
Guaranty Bank and Trust Company	389,698	12.29%	269,477	8.50%	253,626	8.00%
Total Risk-Based Capital Ratio
Consolidated	423,583	13.36%	332,954	10.50%	N/A	N/A
Guaranty Bank and Trust Company	413,128	13.03%	332,884	10.50%	317,032	10.00%
Leverage Ratio
Consolidated	360,153	10.21%	141,164	4.00%	N/A	N/A
Guaranty Bank and Trust Company	389,698	11.05%	141,075	4.00%	176,344	5.00%

As of December 31, 2016:
Common Equity Tier 1 Risk-Based
Capital Ratio
Consolidated	$296,146	10.46%	$198,249	7.00%	N/A	N/A
Guaranty Bank and Trust Company	351,806	12.43%	198,111	7.00%	$183,960	6.50%
Tier 1 Risk-Based Capital Ratio
Consolidated	321,146	11.34%	240,731	8.50%	N/A	N/A
Guaranty Bank and Trust Company	351,806	12.43%	240,564	8.50%	226,413	8.00%
Total Risk-Based Capital Ratio
Consolidated	384,552	13.00%	297,373	10.50%	N/A	N/A
Guaranty Bank and Trust Company	375,213	13.26%	297,167	10.50%	283,016	10.00%
Leverage Ratio
Consolidated	321,146	9.81%	130,927	4.00%	N/A	N/A
Guaranty Bank and Trust Company	351,806	10.76%	130,841	4.00%	163,552	5.00%

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(22)	Parent Company Only Condensed Financial Information
The following is condensed financial information of Guaranty Bancorp (parent company only):

Balance Sheets
(Parent Company Only)
December 31, 2017 and 2016

	2017	2016

	(In thousands)
Assets
Cash	$11,762	$9,469
Investments in subsidiaries	459,443	408,039
Other assets	1,443	2,742
Total assets	$472,648	$420,250

Liabilities and Stockholders' Equity
Liabilities:
Subordinated debentures	$65,065	$64,981
Other liabilities	2,684	2,891
Total liabilities	67,749	67,872
Stockholders' equity:
Common stock	32	31
Common stock - additional paid-in capital	859,509	832,067
Accumulated deficit	(343,383)	(367,944)
Accumulated other comprehensive loss	(4,694)	(6,726)
Treasury stock	(106,565)	(105,050)
Total stockholders' equity	404,899	352,378
Total liabilities and stockholders' equity	$472,648	$420,250

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Statements of Income and Comprehensive Income
(Parent Company Only)
Years Ended December 31, 2017, 2016 and 2015

	2017	2016	2015

	(In thousands)
Income:
Management fee - subsidiary bank	$6,139	$8,127	$5,129
Dividends from subsidiary bank	18,700	9,800	8,400
Other	1	-	28
Total income	24,840	17,927	13,557
Expenses:
Interest expense	3,440	2,005	814
Salaries and benefits	3,736	3,838	3,325
Professional services	2,083	1,774	1,779
Other	1,633	3,759	953
Total expenses	10,892	11,376	6,871
Income before federal income taxes and equity
in undistributed net income of subsidiaries	13,948	6,551	6,686
Income tax benefit	1,576	1,024	495
Income before equity in undistributed
net income of subsidiaries	15,524	7,575	7,181
Equity in undistributed income of subsidiaries	23,100	17,152	15,273
Net income	$38,624	$24,727	$22,454

Other Comprehensive Income (Loss)	2,032	(1,921)	(1,678)
Total Comprehensive Income	$40,656	$22,806	$20,776

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Statements of Cash Flow
(Parent Company Only)
Years Ended December 31, 2017, 2016 and 2015

	2017	2016	2015

	(In thousands)
Cash flows from operating activities:
Net income	$38,624	$24,727	$22,454
Reconciliation of net income to net cash from
operating activities:
Equity based compensation	1,123	1,168	990
Net change in:
Other assets	1,298	1,474	(168)
Other liabilities	(122)	1,454	111
Equity in undistributed income
of consolidated subsidiaries	(23,100)	(17,152)	(15,273)
Net cash from operating activities	17,823	11,671	8,114
Cash flows from investing activities:
Cash paid in acquisition, net of cash acquired	48	(32,446)	-
Net cash from investing activities	48	(32,446)	-
Cash flows from financing activities:
Repurchase of common stock	(1,515)	(1,307)	(616)
Proceeds from issuance of subordinated debt, net
of issuance costs	-	39,170	-
Dividends paid	(14,063)	(10,524)	(8,429)
Payment of stock issuance costs related to acquisition	-	(834)	-
Net cash from financing activities	(15,578)	26,505	(9,045)
Net change in cash and cash equivalents	2,293	5,730	(931)
Cash and cash equivalents, beginning of year	9,469	3,739	4,670
Cash and cash equivalents, end of year	$11,762	$9,469	$3,739

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(23)    Quarterly Results of Operations (Unaudited)

2017 Quarterly Results of Operations
The table below summarizes the Company’s results of operations on a quarterly basis for the year ended December 31, 2017:

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,
	2017	2017	2017	2017
	(In thousands, except share data)

Interest income	$35,340	$34,688	$32,933	$31,341
Interest expense	3,546	3,354	3,434	3,169
Net interest income	31,794	31,334	29,499	28,172
Provision for loan losses	284	497	206	5
Net interest income after
provision for loan losses	31,510	30,837	29,293	28,167
Noninterest income	6,570	6,130	6,342	6,402
Noninterest expense	23,956	21,807	20,503	20,529
Income before income taxes	14,124	15,160	15,132	14,040
Income tax expense	5,519	5,106	5,007	4,200
Net income	$8,605	$10,054	$10,125	$9,840

Earnings per common share–basic:	$0.30	$0.36	$0.36	$0.35
Earnings per common share–diluted:	$0.30	$0.36	$0.36	$0.35

GUARANTY BANCORP AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Loan growth during 2017 contributed to increased interest income. The Company’s fourth quarter income statement was also impacted by the October 27, 2017 closing of the Castle Rock transaction. Noninterest expense increased in the fourth quarter 2017 primarily as a result of incurring $3,319,000 in merger-related expenses. Noninterest expense also grew in 2017 as a result of additional employee and occupancy related expenses driven by the increased size of the organization following the acquisitions in 2016 and 2017. In the fourth quarter 2017, the Company recognized a $976,000 re-measurement of its net deferred tax asset as a result of the President of the United States signing the Tax Cuts and Jobs Act of 2017 in December 2017.
2016 Quarterly Results of Operations

	Quarter Ended
	December 31,	September 30,	June 30,	March 31,
	2016	2016	2016	2016
	(In thousands, except share data)

Interest income	$30,800	$25,342	$21,851	$21,860
Interest expense	2,978	2,592	2,030	1,865
Net interest income	27,822	22,750	19,821	19,995
Provision for loan losses	90	27	10	16
Net interest income after
provision for loan losses	27,732	22,723	19,811	19,979
Noninterest income	6,232	4,705	4,142	4,178
Noninterest expense	23,237	18,624	15,134	15,792
Income before income taxes	10,727	8,804	8,819	8,365
Income tax expense	3,306	3,039	3,133	2,510
Net income	$7,421	$5,765	$5,686	$5,855

Earnings per common share–basic:	$0.27	$0.25	$0.27	$0.28
Earnings per common share–diluted:	$0.26	$0.25	$0.27	$0.27

The acquisition of Home State on September 8, 2016, in addition to loan growth resulted in increased income in the fourth quarter of 2016. Likewise, increases in deposits from the transaction in addition to organic growth resulted in increased interest expense during 2016. Noninterest expense during 2016 was impacted by merger-related expenses and grew in the fourth quarter 2016 as a result of additional salary and occupancy related expenses driven by the increased size of the organization following the acquisition.

(24)    Subsequent Events

On December 1, 2017, Private Capital Management LLC, a wholly owned subsidiary of Guaranty Bank and Trust Company, entered into an Asset Purchase Agreement with Wagner Wealth Management LLC (“Wagner”). The transaction, structured as an asset purchase, closed on January 16, 2018. The combined firm will operate under the name “Private Capital Management”. With the acquisition, the Company acquired approximately $575 million in assets under management (“AUM”) bringing its total AUM to approximately $1.4 billion. The acquisition increases the Company’s market share in the Denver wealth management marketplace and adds additional investment advisory expertise.

On January 16, 2018, the Company acquired the assets of Wagner in an all cash transaction. The purchase price consisted of $5.0 million of cash paid at closing in addition to contingent consideration to be paid in the future subject to future revenue. An immaterial amount of merger-related expenses were included in other general and administrative expense in 2017 related to the transaction. The transaction will be accounted for using the acquisition method of accounting which requires the assets acquired and liabilities assumed to be recognized at their fair values as of the acquisition date. As of the date of this filing, such valuations had not yet been completed.

On February 12, 2018 the Company’s Board of Directors declared a quarterly cash dividend of 16.25 cents per share, payable on March 2, 2018 to stockholders of record on February 23, 2018.